As filed with the Securities and Exchange Commission on June 3, 2004
                                                         Registration 333-111408
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    --------

                   Post Effective Amendment No. 2 to Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               SIMTEK CORPORATION
             (Exact name of registrant as specified in its charter)

         Colorado                                                84-1057605
(State or other jurisdiction                                  (I.R.S. Employer
of incorporation or organization)                            Identification No.)


                            4250 Buckingham Dr. #100
                        Colorado Springs, Colorado 80907
                                 (719) 531-9444
               (Address, including zip code, and telephone number,
              including area code, of Principal Executive Offices)

                                   ----------

                               Douglas M. Mitchell
     Chief Executive Officer, President and Chief Financial Officer (acting)
                               Simtek Corporation
                            4250 Buckingham Dr. #100
                           Colorado Springs, CO 80907
                                 (719) 531-9444
                (Name, address, including zip code and telephone
               number, including area code, of agent for service)

                                   Copies to:
                            Hendrik F. Jordaan, Esq.
                            Holme Roberts & Owen LLP
                        90 S. Cascade Avenue, Suite 1300
                           Colorado Springs, CO 80903
                                  (719)473-3800

     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.
                                  -------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                                   CALCULATION OF REGISTRATION FEE(1)


 Title of each class of          Amount to        Proposed maximum     Proposed maximum         Amount of
 securities to be registered  be registered(2)     offering price          aggregate        registration fee(4)
                                                    per share(3)       offering price(3)
----------------------------  ----------------    ------------------   ------------------   -------------------
Common stock, $.01 par        12,017,367 shares   See note (3) below   See note (3) below   See note (4) below
value per share

(1) Pursuant to Rule 429 under the Securities Act and as further described below under the heading "Statement Pursuant to Rule 429(b)," shares of common stock previously registered under the registrant's registration statement on Form SB-2 (File No. 333-104854) (the "Additional SB-2 Registration Statement") are being included in the prospectus included in this registration statement.

(2) Represents 2,401,983 shares of common stock, previously registered under this registration statement, and 9,615,384 shares previously registered under the Additional SB-2 Registration Statement. (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the bid and asked price of the registrant's common stock as reported on the Over-the-Counter Bulletin Board on April 25, 2003 (with respect to 9,615,384 shares of common stock) and December 16, 2003 (with respect to 2,401,983 shares).

(4) The registrant previously paid a registration fee of $229.10 in connection with this registration statement and $198.36 in connection with the Additional SB-2 Registration Statement. Accordingly, no additional registration fee is payable at this time.


                        STATEMENT PURSUANT TO RULE 429(b)

Pursuant to Rule 429 under the Securities Act, the prospectus included in this registration statement relates to an aggregate of 9,615,384 shares of common stock previously registered but not sold under the Additional SB-2 Registration Statement, which has been declared effective by the SEC. This registration statement constitutes both (i) post-effective amendment no. 2 to this registration statement (File No. 333-111408), and (ii) post-effective amendment no. 5 to the Additional SB-2 Registration Statement. An aggregate registration fee of $198.36 was paid in connection with the registration of the shares of common stock on the Additional SB-2 Registration Statement. All of the shares of common stock relating to this registration statement and the Additional SB-2 Registration Statement remain eligible to be sold as of the date of the filing of this registration statement. If any such previously registered securities are sold under this registration statement or the Additional SB-2 Registration Statement prior to the effective date of this registration statement, they will not be included in the prospectus included in this registration statement.

                       ---------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.




              PROSPECTUS (SUBJECT TO COMPLETION) DATED JUNE 3, 2004
                                12,017,367 Shares

                               SIMTEK CORPORATION

                                  Common stock
                                   ----------

     This prospectus is being used to register 12,017,367 shares of Simtek Corporation's common stock being offered by Renaissance Capital Growth and Income Fund III, Inc., Renaissance US Growth & Income Trust, PLC and BFS US Special Opportunities Trust, PLC. 1,651,983 of these shares have been issued to the selling security holders in exchange for a $1,500,000 equity financing that the selling security holders completed with us on November 7, 2003. In addition to the 1,651,983 shares, the selling security holders received warrants to acquire 750,000 shares of our common stock. 9,615,384 of the shares registered by this prospectus are issuable upon conversion of debentures held by the selling security holders.

     Our common stock is traded on the OTC Bulletin Board under the symbol "SRAM." On June 1, 2004, the closing sale price of our common stock was $1.40 per share.


                                 ---------------

SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR STOCK.

                                 --------------

     Neither the Securities and Exchange Commission nor state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.




                 The date of this prospectus is June ____, 2004.

                              --------------------

                                TABLE OF CONTENTS

Summary.....................................................................  3
Risk Factors.................................................................  5
Use of Proceeds.............................................................. 11
Capitalization.............................................................. 11
Market for our Common Stock and Related Secondary Holder Matters............. 12
Selected Financial Data...................................................... 13
Management's Discussion and Analysis of Financial Condition and
  Results of Operations...................................................... 14
Business.................................................................... 27
Directors, Executive Officers, Promoters and Control Persons................. 38
Security Ownership........................................................... 44
Selling Security Holders..................................................... 47
Specific Relationships and Related Transactions.............................. 48
Description of Securities.................................................... 48
Plan of Distribution......................................................... 48
Legal Matters................................................................ 50
Experts  ................................................................... 50
Available Information........................................................ 51
Index of Financial Statements............................................... F-1

                                     SUMMARY

     This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. Please carefully read the entire prospectus and the documents incorporated by reference.

OUR COMPANY

     We develop, market and subcontract the production of nonvolatile semiconductor memories. Nonvolatility prevents loss of programs and data when electrical power is removed from the semiconductor. Our memory products feature fast data access and programming speeds. Our products are targeted for use in commercial or military electronic equipment markets. These markets are industrial control systems, office automation, medical instrumentation, telecommunication systems, cable television, and numerous military systems, including communications, radar, sonar and smart weapons. Our wholly owned subsidiary, Q-DOT Group, Inc., specializes in advanced technology research and development for data acquisition, signal processing, imaging and data communications.

     Our principal executive office is located at 4250 Buckingham Dr. #100; Colorado Springs, Colorado 80907. Our telephone number is 719-531-9444.

THE OFFERING

     We are registering 12,017,367 shares of our common stock that may be offered for resale by Renaissance Capital Growth and Income Fund III, Inc., Renaissance US Growth & Income Trust, PLC and BFS US Special Opportunities Trust, PLC. We refer to these investment funds as the "selling security holders."

     On July 1, 2002, we received $3,000,000 from the selling security holders in return for issuing 7.5% convertible debentures with an aggregate principal amount of $3,000,000. The convertible debentures have a conversion rate of $0.312 and a maturity date of June 28, 2009. On November 7, 2004, we received $1,500,000 from the selling security holders in return for issuing 1,651,983 shares of our common stock and warrants to acquire 750,000 shares of our common stock. The warrants have 5-year terms with an exercise price of $1.25 per share for 375,000 shares and $1.50 per share for 375,000 shares. The shares that we are registering relate to these July 1, 2002 and November 7, 2003 transactions.

SUMMARY FINANCIAL INFORMATION

     In the table below, we provide you with our summary financial information. The summary financial information presented below is not necessarily comparable from period to period and you should read it together with our historical financial statements and related notes.

                                            Years Ended December 31,            Three Months Ended
                                          -----------------------------    -----------------------------
                                              2003             2002             2004             2003
                                            --------         --------         --------         --------
                                                                                     (Unaudited)
Statement of Operations Data:
Net revenues..........................    $ 14,503,771     $ 14,326,705    $  3,498,835      $ 3,935,129
Total expenses........................      16,534,054       15,185,945       4,477,825        4,441,272
Operating loss........................      (2,030,283)        (859,240)       (978,990)        (506,143)
Loss before taxes.....................      (2,272,641)        (962,867)     (1,037,121)        (558,014)
Net loss..............................    $ (2,272,641)    $   (962,867)   $ (1,037,121)     $  (558,014)
Net loss per share:
     Basic and diluted................    $       (.04)    $       (.02)   $       (.02)     $      (.01)
                                          ============     ============    ============      ===========

                                               December 31,2003   March 31, 2004
                                               ----------------   --------------
Balance Sheet Data:                                                (Unaudited)
Cash and cash equivalents...................     $ 3,431,679       $ 2,368,261
Working capital.............................       5,104,329         4,319,544
Total assets................................       7,997,787         7,866,549
Shareholders' equity........................       3,049,688         2,200,281

                                  RISK FACTORS

     You should consider carefully the following risk factors, as well as the other information in this prospectus before buying our shares. The semiconductor industry is changing rapidly. Therefore, the forward-looking statements and statements of expectations, plans and intent in this prospectus are subject to a greater degree of risk than similar statements regarding some other industries.

OUR LIMITED OPERATING CAPITAL AND OUR ABILITY TO RAISE ADDITIONAL MONEY MAY HARM OUR ABILITY TO DEVELOP AND MARKET OUR PRODUCTS

     To date, we have required significant capital for product development, subcontracted production and marketing. We have funded this from the sale of products, the sale of product and technology licenses and from royalties as well as from the sale of our convertible debt and equity securities.

     We have not seen an increase in our product sales in the past year and our gross margins are less than we had anticipated. Therefore, our cash requirements for the development, subcontracted production and marketing of our existing product families have been difficult to maintain. We are not sure whether we will be able to achieve an increase in product sales and gross margins. We may need more capital in the next year and after that to develop new products. We are not sure that we will be able to raise more capital on reasonable terms, if at all. If we cannot, then we may not be able to develop and market new products. The development, subcontracted production and marketing of our existing products may also suffer, causing our financial position and stock price to deteriorate.

WE MAY EXPERIENCE OPERATING LOSSES IN THE NEXT SEVERAL YEARS

     We began business in 1987. Through March 31, 2004, we had accumulated losses of approximately $37.0 million. We realized net income for the first time for the year ended December 31, 1997 and continued to realize net income through June 30, 2000. Subsequent to June 30, 2000 and through March 31, 2004, we realized net losses primarily as a result of accounting charges from the purchase of incomplete research and development in September 2000, decreased revenue, decreased gross margins and increased research and development costs related to new product development. We may continue to experience net operating losses for the foreseeable future. Continuing net operating losses could materially harm our results of operations, increase our need for additional capital in the future, and hurt our stock price. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Net Loss - Semiconductor Devices, Net (Loss) -- Government Contracts."

WE MIGHT NOT BE ABLE TO RE-GAIN COMPLIANCE WITH CERTAIN COVENANTS SET FORTH IN OUR LOAN AGREEMENT WITH RENN CAPITAL GROUP; IF WE ARE UNABLE TO DO SO, RENN CAPITAL GROUP COULD ACCELERATE THE $3 MILLION LOAN AND FORECLOSE ON THE COLLATERAL THAT WE GRANTED TO IT

     Our loan agreement with RENN Capital Group (formerly Renaissance Capital Group, Inc.) as agent for the selling security holders, contains various financial covenants. During the period ended March 31, 2004, we were not in compliance with two of the covenants set forth in the loan agreement. On February 27, 2004, we received a waiver for one of the covenants relating to the interest coverage ratio and a modification and a waiver to the loan agreement with respect to the other covenant relating to debt to equity. The waiver and modification are effective through April 1, 2005. We are currently in compliance with the modified covenant and estimate that we will remain in compliance in 2004. However, significant variances in future actual operations from our current estimates could result in the reclassification of this note to a current liability.

BECAUSE OUR COMMON STOCK IS LISTED ONLY ON THE OTC ELECTRONIC BULLETIN BOARD, IT WILL BE MORE DIFFICULT TO SELL OUR COMMON STOCK

     Our common stock is listed on the OTC Electronic Bulletin Board under the symbol "SRAM." Our common stock was listed on the Nasdaq Small-Cap Market until July 18, 1995, but, because we no longer met Nasdaq's listing requirements, our common stock transferred to the OTC Electronic Bulletin Board as mandated by Nasdaq rules. We may not be able to meet the requirements for relisting our common stock on Nasdaq in the near future or in the longer term.

     Securities that are not listed on the Nasdaq Small-Cap Market are subject to a Securities and Exchange Commission rule that imposes special requirements on broker-dealers who sell those securities to persons other than their established customers and accredited investors. The broker-dealer must determine that the security is suitable for the purchaser and must obtain the purchaser's written consent prior to the sale. These requirements may make it more difficult for our security holders to sell their securities and may affect our ability to raise more capital. It may also make it harder for you to sell our stock than the stock of some other companies.

IF WE CANNOT ACHIEVE ACCEPTABLE MANUFACTURING YIELDS AND CONTINUE PRODUCTION WITH CHARTERED SEMICONDUCTOR MANUFACTURING OF SOME OF OUR MEMORY PRODUCTS IN ITS WAFER FABRICATION FACILITY #2, OUR REVENUES, EARNINGS AND STOCK PRICE COULD SUFFER

     Chartered Semiconductor Manufacturing closed its wafer fabrication facility #1 in March 2004. Prior to this closing we had purchased silicon wafers, the raw materials used to produce our nonvolatile semiconductor memory products, from fabrication facility #1. We have been working with Chartered Semiconductor Manufacturing to transfer the manufacturing process of our memory wafers to Chartered Semiconductor Manufacturing's facility #2. Chartered Semiconductor Manufacturing's facility #2 is newer and more modern than its facility #1, processing 8 inch wafers rather than the older 6 inch wafers processed in facility #1. Assuming the transfer can produce memory wafers that meet our specifications, we anticipate the transfer to be completed by mid 2004. This would provide uninterrupted supply of our current 0.8 micron family of nonvolatile Static Random Access memory products, and would have no material impact on our ability to support our customers. We have contracted with X-FAB Texas, Inc. of Texas to install our Silicon Nitride Oxide Semiconductor technology into its wafer fabrication facility to provide an additional manufacturing source to material supplied by Chartered Semiconductor Manufacturing. If we cannot complete the transfer of manufacturing into Chartered Semiconductor Manufacturing's facility #2 and achieve acceptable manufacturing yields or if we cannot qualify X-FAB Texas, this will have a material negative impact on our future revenues and earnings.

     We have not had a manufacturing contract with Chartered Semiconductor Manufacturing since 1998. However, we have maintained a good relationship with Chartered Semiconductor Manufacturing for the pricing and delivery of our wafers. Due to our not having a contract with Chartered Semiconductor Manufacturing and the volatility of the semiconductor market, we may have no control over the pricing and availability of the wafers we require in order to build our products. The risk of us not receiving the products and pricing we need from Chartered Semiconductor Manufacturing has escalated, but we are evaluating alternative sources of supply. If we are unable to obtain the products and pricing we need, our business could suffer.

     In March 2004, we received our final wafer shipments from Chartered Semiconductor Manufacturing's facility #1. It is our intent to have these wafers support our product shipments through June 30, 2004. If we underestimated the demand of our non-volatile semiconductor memory products or if we used the wrong assumptions on the number of non-volatile semiconductor memory products we could build with these wafers, this could delay delivery of our products. These delays could result in customers canceling existing orders and could have a material negative impact on our future revenues and earnings.

IF WE CANNOT QUALIFY AND ACHIEVE ACCEPTABLE PRODUCTION YIELDS FROM X-FAB TEXAS FOR PRODUCTION OF OUR SILICON WAFERS REQUIRED TO BUILD OUR NON-VOLATILE SEMICONDUCTOR MEMORIES, OUR REVENUES, EARNINGS AND STOCK PRICE COULD SUFFER

     We entered into a Process Transfer Agreement with X-FAB Texas to install our Silicon Nitride Oxide Semiconductor technology into its wafer fabrication facility to provide an additional manufacturing source to material supplied by Chartered Semiconductor Manufacturing. If we cannot qualify the silicon wafers we received from X-FAB Texas in time to supply customer requirements before depleting the last purchases from Chartered Semiconductor Manufacturing's wafer fabrication facility #1, we may not have enough of our non-volatile semiconductor memory products to support our customer requirements. If we cannot support our customer's requirements, they may cancel orders which could effect our revenues, earnings and stock price.

SINCE WE DEPEND GREATLY ON SUBCONTRACTORS, THEIR POOR PERFORMANCE COULD HURT OUR OPERATIONS


     We subcontract the silicon wafer processing, product assembly, and product testing portions of our business to independent companies. Our operating results depend on these subcontractors' ability to supply us with silicon wafers that meet our specifications and to assemble and test enough of our products to meet our customers' needs.

     We have depended on Chartered Semiconductor Manufacturing to manufacture all of our silicon wafers for our 0.8 micron memory products which accounted for approximately 78% of our total revenue for 2003. These wafers are the raw materials required to manufacture our semiconductor products. Without these wafers, we would be unable to sell our products. If Chartered Semiconductor Manufacturing or X-FAB Texas is unable to meet our silicon wafer needs on time and at a price that we find acceptable, we would have to find another wafer manufacturer. If we cannot find other suppliers, manufacturers or assemblers on acceptable terms, we may not be profitable. In addition, our subcontractors must be audited and recertified by us on a regular basis for us to continue to produce military-qualified products. We cannot assure you that we will be able to complete this recertification successfully or in a timely manner.

THE UNCERTAINTY INVOLVED IN MANUFACTURING SEMICONDUCTORS MAY INCREASE THE COSTS AND DECREASE THE PRODUCTION OF OUR PRODUCTS

     In order for us to be profitable, we must keep our manufacturing costs down and secure the production of sufficient product. Semiconductor manufacturing depends on many factors that are very complex and beyond our control and often beyond the control of our subcontractors. These factors include contaminates in the manufacturing environment, impurities in the raw materials used and equipment malfunctions. Under our arrangements with our subcontractors, our subcontractors pass on to us substantially all of their costs that are unique to the manufacture of our products. Accordingly, these factors could increase the cost of manufacturing our products and decrease our profits. These factors could also reduce the number of semiconductors that our subcontractors are able to make in a production run. If our subcontractors produce fewer of our products, our revenues may decline.

DELAYS IN MANUFACTURING MAY NEGATIVELY IMPACT OUR REVENUE AND NET INCOME

     It takes approximately three months for us to manufacture our semiconductors. Any delays in receiving silicon wafers from our subcontractors will delay our ability to deliver our products to customers. This would delay sales revenue and could cause our customers to cancel existing orders or not place future orders. In addition, if we are not able to make all of our planned semiconductors in a production run this could delay delivery of our products. These delays could occur at any time and would affect our net income.

WE DEPEND ON INDEPENDENT SALES REPRESENTATIVES AND DISTRIBUTORS TO SELL OUR PRODUCTS AND THE TERMINATION OF ANY OF THESE RELATIONSHIPS MAY HARM OUR REVENUE

     We use independent sales representatives and distributors to sell the majority of our products. The agreements with these sales representatives and distributors can be terminated without cause by either party with only 30 to 90 days written notice. If one or more of our sales representatives or distributors terminates our relationship, we may not be able to find replacement sales representatives and distributors on acceptable terms or at all. This would affect our profitability. In addition, during 2003 approximately 30% of our product sales were to two distributors. We are not sure that we will be able to maintain our relationship with these distributors.

DELAYS IN OR FAILURE OF PRODUCT QUALIFICATION MAY HARM OUR BUSINESS

     Prior to selling a product, we must establish that it meets expected performance and reliability standards. As part of this testing process, known as product qualification, we subject representative samples of products to a variety of tests to ensure that performance in accordance with commercial, industrial and military specifications, as applicable. If we are unable to successfully accomplish product qualification for our future products, we will be unable to sell these future products. Even with successful initial product qualifications, we cannot be assured that we will be able to maintain product qualification or achieve sufficient sales to meet our operating requirements.

SINCE THE SEMICONDUCTOR INDUSTRY IS FAST CHANGING, OUR SUCCESS DEPENDS ON OUR ABILITY TO INTRODUCE NEW PRODUCTS

     The semiconductor industry is characterized by rapid changes in technology and product obsolescence. Our success in the semiconductor industry depends in part upon our ability to expand our existing product families and to develop and market new products. The technology we currently use may be made obsolete by other competing or newly developed memory or other technologies. The development of new semiconductor designs and technologies typically requires substantial costs for research and development. Even if we are able to develop new products, the success of each new product depends on several factors including whether we selected the proper product and our ability to introduce it at the right time, whether the product is able to achieve acceptable production yields and whether the market accepts the new product. We cannot guarantee you that we will be successful in developing new products or whether any products that we do develop will satisfy the above factors. In September 2003, we began shipping samples of our 1 megabit 3 volt nonvolatile semiconductor memory product. We cannot assure you that we will not discover technical problems or manufacturing concerns with this new product, that demand will develop for the new product or that we will be able to sell this new product at a profit.

THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY MAY PREVENT US FROM MAINTAINING A CONSISTENT REVENUE STREAM AND MAY HARM OUR STOCK PRICE

     The semiconductor industry has historically experienced significant peaks and valleys in sales volumes resulting in large variations of revenues and resulting profits or losses. We do not have direct influence on the nature of the broad semiconductor market. Variations in the revenues and profits within the semiconductor industry may cause us significant losses in the future. If the stock prices of many semiconductor companies decrease, our stock price may also suffer. Recently, the semiconductor industry has experienced increased losses and the stock prices of many semiconductor companies, including us, have fluctuated.

OUR AGREEMENT WITH DONGBU ANAM SEMICONDUCTOR TO CO-DEVELOP A SEMICONDUCTOR PROCESS MODULE THAT COMBINES OUR NONVOLATILE TECHNOLOGY WITH ITS ADVANCED 0.25 MICRON DIGITAL COMPLEMENTARY METAL-OXIDE SEMICONDUCTOR FABRICATION WILL RESULT IN SIGNIFICANT EXPENDITURES

     We entered into an agreement with Amkor Technology to cooperate to develop a semiconductor process module that combines our nonvolatile technology with Amkor's advanced 0.25 micron digital complementary metal-oxide semiconductor, or "CMOS," fabrication line. The module will incorporate silicon oxide nitride oxide silicon technology, which will be used to manufacture both high density silicon oxide nitride oxide silicon flash and nonvolatile Static Random Access memories, for stand alone and embedded products. During 2003, our research and development team along with Amkor's research and development team worked aggressively on the co-development program. The co-development program is scheduled to yield a qualified 1 megabit 3.0 volt nonvolatile Static Random Access memory as the primary development vehicle. In February 2003, Amkor Technology sold a controlling interest of its wafer fabrication facility to Dongbu Anam Semiconductor. All contractual obligations were transferred to Anam U.S.A., a wholly-owned subsidiary of Dongbu Anam Semiconductor. Our co-development program has not been affected by the change in ownership and we do not expect any material changes in the support required to complete the program. There could, however, be changes made by the newly combined management team that could postpone or cancel this co-development project.

     Since entering into the agreement with Dongbu Anam Semiconductor we estimate that we have spent approximately $3,600,000 in development costs. These costs include increases in headcount, contract engineering services, equipment leases, maintenance agreements for software and wafer fabrication costs. If Dongbu Anam Semiconductor terminates our agreement there is no guarantee that we could find a suitable replacement. If we cannot find a replacement, a significant delay and cost increase in the introduction of new products could result.

THE INTENSE COMPETITION IN THE SEMICONDUCTOR INDUSTRY MAY CAUSE US TO LOSE SALES REVENUE TO OTHER SUPPLIERS

     There is intense competition in the semiconductor industry. We experience competition from a number of domestic and foreign companies, most of which have significantly greater financial, technical, manufacturing and marketing resources than we have. Our competitors include major corporations with worldwide silicon wafer fabrication facilities and circuit production facilities and diverse, established product lines. We also compete with emerging companies, such as Ramtron International Corporation, attempting to obtain a share of the market for our product families. If any of our new products achieve market acceptance, other companies may sell competitive products at prices below ours. This would have an adverse effect on our operating results. We have sold product and technology licenses to Zentrum Mikroelektronik Dresden. We have granted this company unlimited rights to much of our technology through its license agreements with us. Zentrum Mikroelektronik Dresden has entered the market and has become one of our significant competitors

GIVEN THE SCARCITY OF TRAINED PERSONNEL IN THE SEMICONDUCTOR INDUSTRY, THE LOSS OF KEY EMPLOYEES COULD MATERIALLY AFFECT OUR FINANCIAL RESULTS

     Our success depends in large part on our ability to attract and retain qualified technical and management personnel. There are limited personnel trained in the semiconductor industry resulting in intense competition for these personnel. If we lose any of our key personnel, this could have a material adverse affect on our ability to conduct our business and on our financial results.

OUR PATENTS MAY NOT PROVIDE US EFFECTIVE INTELLECTUAL PROPERTY PROTECTION; THIS COULD HARM OUR BUSINESS

     We have been issued 26 U.S. patents relating to specific aspects of our current products and we have four applications pending. We have also applied outside the United States for patents on our technology. We plan to continue to protect our intellectual property. We are not sure that any of the patents for which we have applied will be issued or, even if they are issued, will provide us with meaningful protection from competition. We may also not have the money required to maintain or enforce our patent rights. Notwithstanding our patents, other companies may obtain patents similar or relating to our patents.

     We seek to protect a significant portion of our intellectual property as trade secrets, rather than patents. Unlike patents, trade secrets must remain confidential in order to retain protection as proprietary intellectual property. We cannot assure you that our trade secrets will remain confidential. If we lose trade secret protection, our business could suffer.

IF OUR PRODUCTS AND TECHNOLOGY INFRINGE ON THIRD PARTY PATENTS, OUR PRODUCT SALES MAY SUFFER

     We have not determined whether our products are free from infringement of others' patents. If patent infringement claims are asserted against us and are upheld, we will try to modify our products so that they are non-infringing. If we are unable to do so, we will have to obtain a license to sell those products or stop selling the products for which the claims are asserted. We may not be able to obtain the required licenses. Any successful infringement claim against us, our failure to obtain any required license or requirement for us to stop selling any of our products, may force us to discontinue production and shipment of these products. This may result in reduced product sales and harm our revenues.

      We were notified of possible patent infringement by one company in December 1989. After reviewing the related patents we responded in the same month with a position that our products were still under development, but that the analysis revealed no infringement. There was no further response from this company. In January of 1991 a second company sent us a package of nonvolatile memory and other memory patents for review to evaluate for any possible infringement and to seek licenses as appropriate. Our internal evaluation determined that there were no obvious infringements requiring the pursuit of licenses from this company. In both cases we believe that there are no definitive claims for infringement against our products, so no further actions have been taken, although there has not been direct recognition of this position by the other parties. However, we cannot assure you that these companies will not assert patent infringement claims against us in the future.

     In 1998, we received notice of a claim for an unspecified amount from a foundation that owns approximately 180 patents and 70 pending applications. The foundation claimed that some of the machines and processes used in the building of our semiconductor devices infringe on the foundation's patents. In April

1999, we reached an agreement with the foundation for us to purchase a nonexclusive license of the foundation's patents, based on our product offerings and sales forecast at that time. If our products or actual sales revenue vary significantly from the time of the agreement, we may be subject to additional payments.

     In late 2002, we received notice of possible patent infringement from a corporation that has acquired a portfolio of patents. We are currently reviewing any potential infringements. If there are any infringements, we believe we will need to enter into a licensing agreement with such company without any material impact on us.

FOREIGN CURRENCY EXCHANGE RATE FLUCTUATIONS MAY INCREASE OUR COSTS, LOWER OUR REVENUES AND CAUSE LOSS OF CUSTOMERS TO OUR COMPETITORS

     We purchase materials, including silicon wafers, from outside the United States. In 2003, over 54% of our sales were to customers located outside of the United States. We operate using United States dollars as the functional currency. Changes in foreign currency exchange rates can reduce our revenues and increase our costs. For example, our subcontractors may increase the prices they charge us, on a per purchase order basis, for silicon wafers if the United States dollar weakens. Any large exchange rate fluctuation could affect our ability to compete with manufacturers who operate using foreign currencies. We do not try to reduce our exposure to these exchange rate risks by using hedging transactions. Although we have not had any material losses due to exchange rate fluctuations over the last three years, we cannot assure you that we will not incur significant losses in the future.

BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE, YOUR INVESTMENT RETURN MAY BE LIMITED

     We have never paid cash dividends on our common stock. We do not expect to pay dividends in the foreseeable future. We intend to use any earnings to finance growth. You should not expect to receive dividends on your shares of common stock.

IF OUR BOARD OF DIRECTORS AUTHORIZES THE ISSUANCE OF PREFERRED STOCK, HOLDERS OF OUR COMMON STOCK COULD BE DILUTED AND HARMED

     Our board of directors has the authority to issue up to 2,000,000 shares of preferred stock in one or more series and to establish the preferred stock's voting powers, preferences and other rights and qualifications without any further vote or action by the shareholders. The issuance of preferred stock by our board of directors could dilute and harm the rights of the holders of our common stock. It could potentially be used to discourage attempts by others to obtain control of us through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. Given our present capital requirements, it is possible that we may need to raise capital through the sale of preferred stock in the future.

                                 USE OF PROCEEDS

     12,017,367 shares are covered by this prospectus. These shares include shares of common stock issuable upon conversion of debentures issued to the selling security holders on July 1, 2002 and exercise of warrants issued to the selling security holders on November 7, 2003. We will not receive any proceeds from the sale of the shares.

                                 CAPITALIZATION

     The following table shows our capitalization at March 31, 2004.



Treasury stock, 10,000 shares                                      $    (12,504)

Preferred stock, $1.00 par value, 2,000,000 shares
  authorized, none issued and outstanding                                     0

Common stock, $0.01 par value, 80,000,000 shares authorized,
  56,253,595 issued and 56,243,595 shares outstanding                   572,436

Additional paid-in capital                                           39,412,621

Accumulated deficit as of March 31, 2004                            (37,772,272)
                                                                   ------------
Shareholders' equity                                               $  2,200,281
                                                                   ============

        MARKET FOR OUR COMMON STOCK AND RELATED SECONDARY HOLDER MATTERS

     Our common stock is listed on the OTC Electronic Bulletin Board under the symbol "SRAM." Securities not included in the Nasdaq Small-CAP Market are covered by the Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker- dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, which will have an adverse effect on the ability of our security holders to sell their securities and our ability to raise additional capital.

     Shown below is the closing high bid and the closing low offer for our common stock as reported by the OTC Electronic Bulletin Board on the last day of the quarter.
                                                               Common Stock
                                                          --------------------
                                                          High Bid     Low Bid
                                                          --------     -------
     2002
First Quarter........................................        .41          .33
Second Quarter.......................................        .26          .24
Third Quarter........................................        .18          .15
Fourth Quarter ......................................        .17          .16

     2003
First Quarter........................................        .16          .14
Second Quarter.......................................        .43          .36
Third Quarter........................................        .80          .78
Fourth Quarter  .....................................       1.26         1.20

     2004
First Quarter .......................................       1.64         1.56
Second Quarter (through June 1, 2004)................       1.10          .96

     The quotations listed above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

     As of June 1, 2004, we had 461 shareholders of record. As of March 23, 2004, we had approximately 7,700 shareholders who beneficially own common stock held in nominee or "street name." We have not paid any dividends on our common stock since inception and we do not intend to pay any dividends on our common stock in the foreseeable future.

     Pursuant to a Convertible Loan Agreement, dated as of June 28, 2002, we issued convertible debentures to the selling security holders. We received $3,000,000 in funding. The convertible debentures have 7-year terms at a 7.5% per annum interest rate; each selling security holder invested $1,000,000. The holder of the debentures has the right, at any time, to convert all, or in multiples of $100,000, any part of the debenture into fully paid and nonassessable shares of our common stock. The debentures are convertible into our common stock at $0.312 per share, which was in excess of market price on the closing date. There is no public trading market for the debentures. We have agreed to register for resale all of the common stock issuable upon conversion of the debentures. RENN Capital Group is agent for the selling security holders with respect to the Convertible Loan Agreement and the debentures issued thereby.

     On November 7, 2003, we closed a $1,500,000 equity financing with the selling security holders. In exchange for the $1,500,000, we issued 550,661 shares of our common stock to each of the three selling security holders. The purchase price of $0.908 per share was based on the average closing price of our common stock as reported on the Over-the-Counter Bulletin Board over the five trading days before closing. In addition to the shares of common stock, each of the three selling security holders received warrants to acquire 250,000 shares of our common stock. The warrants have a 5-year term with an exercise price of $1.25 per share for 125,000 shares and $1.50 per share for 125,000 shares.

                             SELECTED FINANCIAL DATA

     The statements of operations for the years ended December 31, 2003 and 2002 and the balance sheet data as of December 31, 2003 have been derived from the financial statements that have been audited by Hein & Associates LLP, independent auditors. The balance sheet as of March 31, 2004 and the statements of operations for the three months ended March 31, 2004 and 2003 are unaudited. In our opinion, these financial statements include all adjustments necessary for the fair presentation of the financial position as of March 31, 2004 and statements of operations for the three months ended March 31, 2004 and 2003. The balance sheet as of March 31, 2004 and the statements of operations for the three months ended March 31, 2004 and 2003 were prepared on a consistent basis with our year end financial information. The balance sheet as of December 31, 2003 has been audited by Hein & Associates LLP. This financial data should be read in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                   For the Years Ended               Three Months Ended
                                                       December 31,                      March 31,
                                              -----------------------------    ------------------------------
                                                   2003            2002            2004            2003
                                                   ----            ----            ----            ----
                                                                                       (Unaudited)
Statement of Operations Data:
Net Sales                                     $ 14,503,771    $ 14,326,705    $  3,498,835    $  3,935,129
Cost of Sales                                    9,621,249       8,481,262       2,429,917       2,486,870
                                              ------------    ------------    ------------    ------------
Gross Margin                                     4,882,522       5,845,443       1,068,918       1,448,259
Operating Expenses:
     Research and development                    4,518,528       4,308,499       1,313,260       1,257,641
     General and administrative                    847,503         754,676         277,954         271,877
     Sales and Marketing                         1,546,774       1,641,508         456,694         424,884
                                              ------------    ------------    ------------    ------------
         Total Operating Expenses                6,912,805       6,704,683       2,047,908       1,954,402
Other income (expense), net                       (242,358)       (103,627)        (58,131)        (51,871)
                                              ------------    ------------    ------------    ------------

Net loss before taxes                           (2,272,641)       (962,867)     (1,037,121)       (558,014)
     Provision for income taxes                       --              --              --              --
                                              ------------    ------------    ------------    ------------

Net loss                                      $ (2,272,641)   $   (962,867)   $ (1,037,121)   $   (558,014)
                                              ============    ============    ============    ============
Net loss per common share:
     Basic and diluted EPS                    $       (.04)   $       (.02)   $       (.02)   $       (.01)
                                              ============    ============    ============    ============
Weighted average common shares outstanding:
     Basic and diluted                          54,889,008      54,204,525      57,023,653      54,489,217
                                              ============    ============    ============    ============



                                             December 31, 2003    March 31, 2004
                                             -----------------    --------------
Balance Sheet Data:                                                (Unaudited)
Working capital............................     $ 5,104,329        $ 4,319,544
Total assets...............................       7,997,787          7,866,549
Shareholders' equity.......................     $ 3,049,688        $ 2,200,281

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW OF RECENT DEBT AND EQUITY TRANSACTIONS

     On November 7, 2003, we closed our $1,500,000 equity financing with the selling security holders and on July 1, 2002, we received $3,000,000 in our financing transaction with the selling security holders. RENN Capital Group is the agent for the selling security holders. One of our directors holds the position of Senior Vice President of RENN Capital Group.

RESULTS OF OPERATIONS

     General. We have designed and developed nonvolatile static random access products since we commenced business operations in May 1987. We have concentrated on the design and development of our nonvolatile static random access memory product families and technologies, marketing, distribution channels, and sources of supply, including production at subcontractors. During 2000, we added the capability to design, develop and produce gate array integrated circuits, or our logic products but ceased supporting this product as of December 31, 2003.

     Our business was founded on a specialized technology that supports development of nonvolatile static random access memories. We developed our current memory products out of this technology. This single product family does not allow growth into a broad range of applications. Therefore, in an effort to expand our products, we acquired from WebGear, Inc. incomplete research and development of Bluetooth technology. "Bluetooth" is an industry standard, short range wireless communications technology designed to allow a variety of electronic devices, such as wireless telephones, Personal Digital Assistants, notebook computers, desktop computers, peripheral input-output devices, television set-top boxes and Internet appliances to exchange data without the use of physical cabling. During the twelve month period ending December 31, 2002, we spent approximately $123,000 on the development of our Bluetooth technology. Due to a poor semiconductor market and delays related to widespread adoption of Bluetooth technology, we have decided to stop further development of our Bluetooth technology until the semiconductor market recovers and the Bluetooth technology becomes generally accepted.

     In September 1991, we began the sale of our commercially qualified 64 kilobit nonvolatile static random access memory products based on a 1.2 micron process technology. A 1 micron process technology is manufactured with spacing between design elements of approximately one millionth of one meter. Generally speaking, the smaller the spacing between design elements, the less expensive the production cost of our memory products. Accordingly, we generally try to design with lower micron technology. Kilobits are a measure of the amount of data that can be stored. More kilobits imply more storage.

     Beginning in 1991, after initial qualification of our first product, through 1995, we began expanding the 64 kilobit nonvolatile static random access memory product family. We achieved qualification of the complete product family for commercial, industrial and military markets and had commenced sales of these products. When we say we "qualify" a product, we mean that our internal quality organization confirms the product's performance to the product's data sheet and accepted industry standards. Commercial products operate from 0 degrees to 70 degrees Centigrade, industrial products from -40 degrees to 85 degrees Centigrade and military products from -55 degrees to 125 degrees Centigrade. Specific customers require operation over different temperatures for their applications. In 1995 through 1997, we developed and qualified our 64 kilobit and 256 kilobit nonvolatile static random access memory products based on a 0.8 micron process technology. We qualified these products for use in the commercial, industrial and military markets. Development and qualification originally occurred in Zentrum Mikroelektronik Dresden's silicon wafer fabrication facility. In 1997, we transferred the process development of these products to Chartered Semiconductor Manufacturing's silicon wafer fabrication facility. Qualification of these products for use in the commercial, industrial and military markets was completed in 1998. In October 2001, we entered into an agreement with Amkor Techology, who later sold controlling interest in its wafer fabrication facility to DongbuAnam Semiconductor. The agreement we entered into includes the development of a module which incorporates silicon-oxide-nitride-oxide- silicon technology, that will be used to manufacture both high density silicon oxide nitride oxide silicon flash and non volatile static random access memories for stand alone embedded products. The primary development product is our 1 megabit 3.0 volt nonvolatile static random access memory. In September 2003, we began shipping samples of the 1 megabit 3.0 volt nonvolatile static random access memory. As of February 1, 2004, we had shipped samples to 104 different customers. We are currently shipping 1 megabit products tested to production requirements on a provisional qualification and plan to have qualification complete in the second quarter of 2004. In 2002, we developed and qualified for sale, into the commercial and industrial markets, a 3 volt version of our 256 kilobit nonvolatile static random access memory product built on 0.8 micron process technology in Chartered Semiconductor Manufacturing's silicon wafer fabrication facility.

     Chartered Semiconductor Manufacturing closed its wafer fabrication facility #1 in March 2004. Prior to this closing we had purchased silicon wafers, the raw materials used to produce our nonvolatile semiconductor memory products, from fabrication facility #1. We have been working with Chartered Semiconductor Manufacturing to transfer the manufacturing process of our memory wafers to Chartered Semiconductor Manufacturing's facility #2. Chartered Semiconductor Manufacturing's facility #2 is newer and more modern than its facility #1, processing 8 inch wafers rather than the older 6 inch wafers processed in facility #1. Assuming the transfer can produce memory wafers that meet our specifications, we anticipate the transfer to be completed by mid 2004. This would provide uninterrupted supply of our current 0.8 micron family of nonvolatile static random access memory products, and would have no material impact on our ability to support our customers. If we cannot complete the transfer of manufacturing into Chartered Semiconductor Manufacturing's facility #2 and achieve acceptable manufacturing yields or if we cannot qualify X-FAB Texas, this will have a material negative impact on our future revenues and earnings.

     We have not had a manufacturing contract with Chartered Semiconductor Manufacturing since 1998. However, we have maintained a good relationship with Chartered Semiconductor Manufacturing for the pricing and delivery of our wafers. Due to our not having a contract with Chartered Semiconductor Manufacturing and the volatility of the semiconductor market, we may have no control over the pricing and availability of the wafers we require in order to build our products. The risk of us not receiving the products and pricing we need from Chartered Semiconductor Manufacturing has escalated, but we are evaluating alternative sources of supply. If we are unable to obtain the products and pricing we need, our business could suffer.

     In March 2004, we received our final wafer shipments from Chartered Semiconductor Manufacturing's facility #1. It is our intent to have these wafers support our product shipments through June 30, 2004. If we underestimated the demand of our non-volatile semiconductor memory products or if we used the wrong assumptions on the number of non-volatile semiconductor memory products we could build with these wafers, this could delay delivery of our products. These delays could result in customers canceling existing orders and could have a material negative impact on our future revenues and earnings.

     We entered into a Process Transfer Agreement with X-FAB Texas to install our Silicon Nitride Oxide Semiconductor technology into its wafer fabrication facility to provide an additional manufacturing source to material supplied by Chartered Semiconductor Manufacturing. If we cannot qualify the silicon wafers we received from X-FAB Texas in time to supply customer requirements before depleting the last purchases from Chartered Semiconductor Manufacturing's wafer fabrication facility #1, we may not have enough of our non-volatile semiconductor memory products to support our customer requirements. If we cannot support our customer's requirements, they may cancel orders which could effect our revenues, earnings and stock price.

     Our programmed semiconductor logic products were supported with silicon wafers, built on 0.5 micron process technology, purchased from United Microelectronics and silicon wafers purchased from Chartered Semiconductor Manufacturing built on a 0.35 micron process technology. Products manufactured with smaller spacing generally support lower product costs by reducing the amount of raw material required for the product. In February 2003, we received notification from United Microelectronics that it would be unable to supply us with logic wafers after August 2003. We supported customers with 0.5 micron logic wafers manufactured at United Microelectronics through December 2003 by offering opportunities to purchase their life-time requirements for these products with deliveries scheduled by the end of 2003. We do not plan to support sales logic products to the market in the foreseeable future.

     Sales of products built on wafers purchased from Chartered Semiconductor Manufacturing and United Microelectronics accounted for essentially all of our semiconductor product sales revenue for 2002 and 2003.

     REVIEW OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 - SEMICONDUCTOR DEVICES

     Total product sales of our semiconductor devices for 2003 were approximately $12,300,000. We have seen an increase in units shipments of our commercial products in 2003. The majority of this increase was for large production orders, with competitive bidding, which resulted in a decrease of average selling prices as compared to 2002. Revenues from our 4/16 kilobit, 64 kilobit and 256 kilobit commercial products saw a total increase of approximately 7% in 2003 as compared to 2002. The majority of the increase was for large production orders, with competitive bidding, which resulted in a decrease of average selling prices. Revenues from our high-end industrial and military products saw an approximate decrease of approximately 28% in 2003 as compared to 2002. This decrease was due to a slow-down of production related to military systems. Sales of our logic products saw a decrease of approximately 13% in 2003 as compared to 2002. This decrease was primarily due to our decision to phase-out this product line by December 31, 2003.

     Due to a decrease in high-end industrial and military product revenues and decreases average selling prices of our commercial products, we had an approximate 9% decrease in our gross margins for 2003 as compared to 2002.

     REVIEW OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2004 - SEMICONDUCTOR DEVICES

     We have seen a decrease in average selling prices, while unit shipments of our nonvolatile semiconductor memory products have remained essentially flat for the first three months of 2004 as compared to the first three months of 2003. Our net revenue was $3,499,000 for the three months ended March 31, 2004 down from the $3,935,000 recorded for the three months ended March 31, 2003. This decrease in revenue was primarily due to a reduction in revenue from our high end industrial and military products and the elimination of revenue generated from our logic products, as a result of our decision to discontinue this product line by the end of 2003.

     The decline in revenue for the three months ended March 31, 2004, along with a decline in gross profit margin and an increase in operating expenses all contributed to an increase in our net loss as compared to the net loss for the three months ended March 31, 2003.

     REVIEW OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 - GOVERNMENT CONTRACTS

     Total revenue received from our research and development contracts for 2003 was approximately $2,200,000 up from the $1,900,000 in 2002. This was equal to 15% of our total revenue in 2003.

     REVIEW OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2004 - GOVERNMENT CONTRACTS

     Total revenue received from our research and development contracts for the first three months of 2004 was approximately $563,000 up from the $511,000 for the same period in 2003. This was equal to approximately 16% of our total revenue for the first three months of 2004.

     RESULTS OF OPERATIONS - TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002 AND THREE MONTHS ENDED MARCH 31, 2004 AND 2003

     REVENUES FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002-SEMICONDUCTOR DEVICES

     The following table sets forth our net revenues for semiconductor devices by product markets for the twelve months ended December 31, 2003 and 2002 (in thousands):

                                            2003           2002        Variance
                                            ----           ----        --------

     Commercial                          $ 9,548        $ 8,892         $ 656
     High-end industrial and
       military                          $ 1,759        $ 2,433         $(674)
     Logic products                      $   956        $ 1,097         $(141)
                                         -------        -------         ------
     Total Semiconductor
       Revenue                           $12,263        $12,422         $(159)

     Commercial product revenues increased by $656,000 for the twelve month period ending December 31, 2003 as compared to the same period in 2002. The increase was due to an increase in unit demand of our commercial nonvolatile semiconductor memory products.

     High-end industrial and military product revenues accounted for a decrease of $674,000 for the twelve month period ending December 31, 2003 as compared with the same period in 2002. The decrease in revenue was due primarily to a slow-down of production related to military contracts.

     Revenues from our logic products decreased by $141,000 for the twelve month period ending December 31, 2003 as compared to the same period in 2002. The decrease was due primarily to a reduction in demand for this product and our decision to eliminate this product line effective December 31, 2003.

     One distributor and one direct customer accounted for approximately 30% of our semiconductor device product sales for the twelve months ended December 31, 2003. Products sold to distributors are sold without significant recourse. Distributor contracts allow distributors to return up to 5% in value of product inventory in each six month period. This allows them to keep inventory current to market demand. Distributors resell our products to various end customers. If one of these distributors was to terminate its relationship with us, we believe that there would not be a material impact on our semiconductor device product sales.

     REVENUES FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 - SEMICONDUCTOR DEVICES

     The following table sets forth our net revenues for semiconductor devices by product markets for the three months ended March 31, 2004 and 2003 (in thousands):

                                                    Three Months Ended
                                                    ------------------
                                                         March 31,
                                                         ---------
                                            2004           2003        Variance
                                            ----           ----        --------

         Commercial                       $2,500         $2,595         $ (95)
         High-end industrial and
           military                          436            614          (178)
         Logic products                        -            216          (216)
                                          ------         ------         ------
         Total Semiconductor
           Revenue                        $2,936         $3,425         $(489)
                                          ======         ======         ======


     Commercial revenues decreased by $95,000 for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003. The decrease was primarily due to a decrease in product availability resulting from shifting production to a new wafer fabrication facility.

     High-end industrial and military product revenues accounted for a decrease of $178,000 for the three months ended March 31, 2004 as compared to the same period in 2003. The decrease was due primarily to a slow-down of production related to military contracts.

     Revenues from our logic products decreased by $216,000 for the three months ended March 31, 2004 as compared to the same period in 2003. The decrease was due to our decision to cease sales of logic products effective December 31, 2003.

     Two distributors and one direct customer accounted for approximately 35% of our semiconductor devices product sales for the quarter ended March 31, 2004. Products sold to distributors are sold without significant recourse. Distributors sell our products to various end customers. If one of these distributors was to terminate their relationship with us, we believe that there would not be a material impact on our product sales.

     COST OF SALES AND GROSS MARGINS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002 - SEMICONDUCTOR DEVICES

     We recorded costs of sales for semiconductor devices of $8,528,000 and $7,578,000 for the twelve months ended December 31, 2003 and December 31, 2002, respectively. These costs reflect an approximate 9% decrease in gross margin percentages for twelve months ended December 31, 2003 as compared to the twelve months ended December 31, 2002. Actual gross margin percentages were 30% and 39% for the twelve months ended December 31, 2003 and 2002, respectively. The decreases were due primarily to a decrease in sales of our high-end industrial and military products and to lower average selling prices of our commercial products

     Chartered Semiconductor Manufacturing closed its wafer fabrication facility #1 in March 2004. If we cannot successfully complete the transfer of manufacturing into Chartered Semiconductor Manufacturing's facility #2 and achieve acceptable manufacturing yields or if we cannot qualify X-FAB Texas, this will have a material negative impact on our future revenues and earnings. Please see "Risk Factors--If we cannot achieve acceptable manufacturing yields and continue production with Chartered Semiconductor Manufacturing of some of our memory products in its wafer fabrication facility #2, our revenues, earnings and stock price could suffer."

     COST OF SALES AND GROSS MARGINS FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 - SEMICONDUCTOR DEVICES

     We recorded cost of sales for semiconductor devices of $2,113,000 and $2,245,000 for the three months ended March 31, 2004 and 2003, respectively. These costs reflect an approximate 6% decrease in gross margin percentages for the three months ended March 31, 2004 as compared to the same period in 2003. Actual gross margin percentages for the three months ended March 31, 2004 and March 31, 2003 were 28% and 34% respectively. This decrease was due primarily to a decreased sales of high-end industrial and military products and increased production costs of our 5 volt commercial products.

     During the first three months of 2004, we purchased all of our silicon wafers to produce our 0.8 micron nonvolatile static random access memory products from a single supplier, Chartered Semiconductor Manufacturing to support sales of our nonvolatile semiconductor memory products. Sales of products built on these wafers accounted for approximately 98% of our semiconductor product revenue. We purchased our silicon wafers to produce our 1 megabit nonvolatile static random access memory products built on 0.25 micron technology from Dongbu Anam Semiconductor. Sales of the 1 megabit semiconductor products built on these wafers accounted for approximately 2% of our semiconductor product revenue.

     We have not had a manufacturing contract with Chartered Semiconductor Manufacturing since 1998. However, we have maintained a good relationship with Chartered Semiconductor Manufacturing for the pricing and delivery of our wafers. Due to our not having a contract with Chartered Semiconductor Manufacturing and the volatility of the semiconductor market, we may have no control over the pricing and availability of the wafers we require in order to build our products. The risk of us not receiving the products and pricing we need from Chartered Semiconductor Manufacturing has escalated, but we are evaluating alternative sources of supply. If we are unable to obtain the products and pricing we need, our business could suffer.

     RESEARCH AND DEVELOPMENT FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002 - SEMICONDUCTOR DEVICES

     We believe that continued investments in new product development are required for us to remain competitive in the markets we serve. Beginning in the fourth quarter 2001, our research and development department has been focusing its efforts on the installation of our process at Amkor Technology for the development of a 1 megabit 3 volt nonvolatile static random access memory. Development of the 1 megabit 3 volt nonvolatile static random access memory is continuing and we began shipping samples in September 2003. We are currently shipping 1 megabit products tested to production requirements on a provisional qualification and plan to have qualification complete in the second quarter of 2004.

     Total research and development expenses related to the semiconductor portion of our business were $3,987,000 and $3,795,000 for the twelve months ended December 31, 2003 and December 31, 2002, respectively.

     The $192,000 increase for the twelve month period was related to increases in payroll and payroll overhead costs of $390,000, equipment leases, maintenance agreements for software and depreciation of $195,000 and reductions in contract engineering and professional services of $226,000, new product development costs of $147,000 and other expenses of $20,000. The primary increase in payroll costs is related to an increase in employee headcount. Increased headcount and contract engineering services are required in order to meet production schedules of our new products. New product development costs are primarily due to the purchases of silicon wafers and reticles required to develop new products. Equipment leases, maintenance agreements for software and depreciation are related primarily to software licenses and hardware required to design our new products.

     RESEARCH AND DEVELOPMENT FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 - SEMICONDUCTOR DEVICES

     We believe that continued investments into new product development are required for us to remain competitive in the markets we serve. Beginning in the fourth quarter 2001, our research and development department has been focusing its efforts on developing a 3 volt 256 kilobit nonvolatile semiconductor memory and the installation of our process at Amkor Technology for the development of a 1 megabit 3 volt nonvolatile semiconductor memory. During the first quarter 2004, we continued to see increased demand for our 3 volt 256 kilobit nonvolatile semiconductor memories. Development of the 1 megabit 3 volt nonvolatile semiconductor memory is continuing and we began shipping samples of our 1 megabit 3 volt nonvolatile semiconductor during the third quarter of 2003. As of May 10, 2004, we shipped samples to approximately 134 different customers. During the first quarter of 2004, sales of our 1 megabit 3 volt products accounted for approximately 2% of our revenue.

     Total research and development expenses related to the semiconductor portion of our business were $1,204,000 for the three months ended March 31, 2004 as compared to $1,070,000 for the same period in 2003.

     The $134,000 increase for the three month period was related to increases in payroll and payroll overhead costs of $38,000, product development costs of $200,000 and miscellaneous other expenses of $9,000. These increases were offset by decreases of $90,000 in contract services and a $23,000 decrease in equipment leases, maintenance agreements for software and depreciation. The primary increase in product development costs was due to increase in silicon wafer purchases and reticles for our 1 megabit product and an increase in costs related to the development of datacomm products.

     SALES AND MARKETING FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002 - SEMICONDUCTOR DEVICES

     Total marketing expenses related to the semiconductor portion of our business were $1,213,000 and $1,336,000 for the twelve months ended December 31, 2003 and December 31, 2002, respectively.

     The $123,000 decrease for the twelve month period was related to an increase in advertising of $18,000 and reductions in payroll and payroll related costs of $101,000, travel costs of $33,000 and sales commissions of $7,000. The increase in advertising was due to increased advertising for our new 1 megabit product. The decrease in payroll and payroll related costs was a direct result of reduced headcount. The decrease of travel expenses was due to a reduction in travel within the sales organization. The decrease in sales commissions is a direct result of decreased revenue.

     SALES AND MARKETING FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 - SEMICONDUCTOR DEVICES

     Total marketing expenses related to the semiconductor portion of our business were $385,000 for the three months ended March 31, 2004 as compared to $354,000 for the same period in 2003.

     The $31,000 increase was due primarily to an increase in payroll and payroll overhead costs of $40,000, advertising of $16,000 and miscellaneous other expenses of $10,000. These increases were offset by a decrease in sales commissions of approximately $37,000. The increase in payroll and payroll overhead costs was a result of increased headcount and the decrease in sales commissions was a direct result of reduced revenue.

     ADMINISTRATION FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002 - SEMICONDUCTOR DEVICES

     Total administration expenses related to the semiconductor portion of our business were $706,000 and $639,000 for the twelve months ended December 31, 2003 and December 31, 2002, respectively.

     The $67,000 increase was due primarily to increased professional fees, payroll and payroll related costs and travel of $62,000, $7,000, and $3,000, respectively and a reduction in bad debt of $5,000. The increase in professional fees was due to costs associated with our shareholder meeting, board fees, increased legal and audit fees. The majority of these increases were implemented to ensure ongoing compliance with newly enacted regulations resulting from the Sarbanes-Oxley Act.

     ADMINISTRATION FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 - SEMICONDUCTOR DEVICES

     Total administration expenses related to the semiconductor portion of our business were $247,000 for the three months ended March 31, 2004 as compared to $225,000 for the same period in 2003.

     The $22,000 increase was due primarily to an increase in professional services, director's compensation, and an increase in payroll costs. Many of these additions were implemented to ensure ongoing compliance with newly enacted regulations resulting from the Sarbanes-Oxley Act.

     TOTAL OTHER INCOME (EXPENSE) FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002 - SEMICONDUCTOR DEVICES


     The $115,000 increase in total other income (expense) for the twelve month period ending December 31, 2003 as compared to the twelve month period ending December 31, 2002 was primarily related to an increase of interest expense and an increase in interest income which was a direct result of the $3,000,000 funding we received on July 1, 2002 from RENN Capital Group as agent for the selling security holders.

     NET LOSS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002 - SEMICONDUCTOR DEVICES

     We recorded a net loss of $2,389,000 and $1,028,000 for the twelve months ended December 31, 2003 and December 31, 2002, respectively. The increase of $1,361,000 in net loss for the twelve month period was due primarily to a decrease in gross margins, and an increase in research and development costs and administration costs.

     NET LOSS FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 - SEMICONDUCTOR DEVICES

     We recorded a net loss of approximately $1,067,000 and $520,000 for the three months ended March 31, 2004 and 2003, respectively, for semiconductor devices. The increase of $547,000 was due primarily to decreased revenue, decreased gross margins and an increase in operating expenses

     REVENUES FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002 - GOVERNMENT CONTRACTS

     The following table sets forth our net revenues from the government contracts portion of our business for the twelve months ended December 31, 2003 and December 31, 2002 (in thousands):

                                          2003           2002        Variance
                                          ----           ----        --------

     Government Contracts                $2,241        $1,905         $  336

     The increase of revenue for the twelve months ended December 31, 2003 as compared to the twelve months ended December 31, 2002 was the result of increased direct labor costs and increased materials and services that were invoiced against development contracts. Direct labor increased due to the addition of employees.

     Costs on contracts with the government (including allocable indirect costs) are subject to audit and adjustment by negotiations between Q-DOT and government representatives. Costs submitted for reimbursement are subject to government audits for compliance with government cost accounting standards, federal acquisitions regulations and other contract terms. Negotiations for all of the years through March 31, 1999 have been completed without any material adjustments. Management does not believe the results of the March 31, 2000, December 31, 2000, December 31, 2001, December 31, 2002 and December 31, 2003 government audits and subsequent negotiations will have a material effect on the accompanying financial statements.

     REVENUES FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 - GOVERNMENT CONTRACTS

     The following table sets forth our net revenues from our government contracts portion of our business for the three months ended March 31, 2004 and 2003 (in thousands):


                                          2004           2003        Variance
                                          ----           ----        --------

     Government Contracts               $  563          $ 510         $  53

     The increase of revenue for the three month period was the result of increased materials and services that were invoiced against development contracts.

     COST OF SALES AND GROSS MARGIN FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002 - GOVERNMENT CONTRACTS

     We recorded cost of sales for government contracts of $1,093,000 and $903,000 for the twelve months ended December 31, 2003 and December 31, 2002, respectively. These costs reflect an approximate 2% decrease in gross margin percentages for the twelve months ended December 31, 2003 as compared to twelve months ended December 31, 2002. The decrease in gross margin percentages was primarily due to an increase in non-direct labor which could not be billed as revenue. Actual gross margin percentages for the twelve months ending December 31, 2003 and December 31, 2002 were 51% and 53%, respectively.

     COST OF SALES AND GROSS MARGIN FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 - GOVERNMENT CONTRACTS

     The costs of sales for the government contracts portion of our business were $317,000 and $242,000 for the three months ended March 31, 2004 and March 31, 2003. These were equivalent to gross margin percentages of approximately 44% and 53%, respectively. The decrease in gross margin percentage was primarily due to an increase in materials and services related to certain contracts which have a minimal profit margin.

     RESEARCH AND DEVELOPMENT FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002 - GOVERNMENT CONTRACTS

     Total research and development expenses related to the government contracts portion of our business were $531,000 and $514,000 for the twelve months ended December 31, 2003 and December 31, 2002, respectively.

     The $17,000 increase for the twelve month period was related to decreases in payroll and payroll overhead costs of $103,000 and an increase in software maintenance contacts and equipment leases of $120,000. The primary reason for the decrease in payroll and payroll overhead costs was due to decreased recruiting expenses and decreased contract maintenance.

     RESEARCH AND DEVELOPMENT FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 - GOVERNMENT CONTRACTS

     Total research and development expenses related to the government contracts portion of our business were $109,000 and $188,000 for the three months ended March 31, 2004 and 2003, respectively.

     The $79,000 decrease for the three month period was related to decreases in contract services and payroll and payroll related costs of $70,000 and maintenance agreements for software of $28,000. The decreases were offset by an increase in equipment leases of $19,000.

     MARKETING FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002 - GOVERNMENT CONTRACTS

     Total marketing expenses related to the government contracts portion of our business were $334,000 and $306,000 for the twelve months ended December 31, 2003 and December 31, 2002, respectively.

     The increase of $28,000 for the twelve months ended December 31, 2003 as compared to December 31, 2002 was primarily due to an increase in bid and proposal activities required to complete small business innovative research proposals requiring engineering and administrative support.

     MARKETING FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 - GOVERNMENT CONTRACTS

     Total marketing expenses related to the government contracts portion of our business were $72,000 and $71,000 for the three months ended March 31, 2004 and 2003, respectively.

     ADMINISTRATION FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002 - GOVERNMENT CONTRACTS

     Total administration expenses related to the government contracts portion of our business were $142,000 and $116,000 for the twelve month period ended December 31, 2003 and December 31, 2002, respectively.

     The $26,000 increase for the twelve months ended December 31, 2003 as compared to December 31, 2002 was due to an increase in indirect labor expenses of $40,000 which was offset by decreased legal fees of $14,000.

     ADMINISTRATION FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 - GOVERNMENT CONTRACTS

     Total administration expenses related to the government contracts portion of our business were $31,000 and $47,000 for the three months ended March 31, 2004 and 2003, respectively.

     The $16,000 decrease was due to the personnel from our government contract subsidiary not providing as many hours of service to the semiconductor portion of the business.

     NET INCOME FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002 - GOVERNMENT CONTRACTS

     We recorded a net income of $116,000 for the twelve months ended December 31, 2003 as compared to a net income of $65,000 for the twelve months ended December 31, 2002 for the government contracts portion of our business. The $51,000 increase in net income for the twelve month period was due primarily to increased revenue.

     NET INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 - GOVERNMENT CONTRACTS

     We recorded a net income of $30,000 for the three months ended March 31, 2004 as compared to a net loss of $38,000 for the three months ended March 31, 2003 for the government contracts segment. The increase in net income was due primarily to an increased revenue and a decrease research and development costs.

FUTURE RESULTS OF OPERATIONS

     Our ability to achieve profitability will depend primarily on our ability to continue reducing our manufacturing costs and increasing net product sales by improving the availability of existing products, by the introduction of new products and by expanding our customer base. We are also dependent on the overall state of the semiconductor industry and the demand for semiconductor products by equipment manufacturers.

     We are continuing our co-development program with Amkor Technology to develop a semiconductor process module that combines our nonvolatile technology with Amkor's advanced 0.25 micron digital complementary metal-oxide semiconductor, or "CMOS," fabrication line. CMOS is the semiconductor technology used in the transistors that are manufactured into most of today's computer microchips. The module will incorporate silicon oxide nitride oxide silicon technology, which will be used to manufacture both high density silicon oxide nitride oxide silicon flash and nonvolatile static random access memories, for stand alone and embedded products. During 2002 and through March 31, 2004, our research and development team along with Amkor's research and development team worked aggressively on the co-development program. Our 1 megabit 3.0 volt nonvolatile static random access memory was the primary development vehicle. In February 2003, Amkor Technology sold controlling interest of its wafer fabrication facility to DongbuAnam Semiconductor. All contractual obligations were transferred to Anam U.S.A., a wholly owned subsidiary of DongbuAnam

Semiconductor. Our co-development program has not been affected by the change in ownership and we do not expect any material changes in the support required to complete the program. In August 2003, we received the first complete processed silicon from this development which yielded working samples of our new 1 megabit 3 volt nonvolatile semiconductor memory product. We began shipping samples of our new 1 megabit 3 volt nonvolatile semiconductor memory product in September 2003. As of May 10, 2004, we had shipped samples to 134 different customers. We are currently shipping 1 megabit products tested to production requirements on a provisional qualification and plan to have qualification complete in the second quarter of 2004. We cannot assure you that we will not discover technical problems or manufacturing concerns with this new product, that demand will develop for the new product or that we will be able to sell this new product at a profit.

   As of March 31, 2004, we had a backlog of unshipped customer orders of approximately $2,631,000 expected to be filled by September 30, 2004. Orders are cancelable without penalty at the option of the purchaser prior to 30 days before scheduled shipment and therefore are not necessarily a measure of future product revenue.

     We cannot assure you that the growth in demand, or demand for our products, will increase in the future. Through the first quarter ended March 31, 2004, we were dependent on our 0.8 micron products for revenue, for which customer demand has remained substantially flat over the past six months. We continue to explore alternatives to further reduce our cost to manufacture our existing products built on 0.8 micron technology. However, with our current wafer manufacturer transferring our process to its alternate manufacturing facility we have seen lower average production yields, which in turn has lowered our gross profit margins. We do anticipate that once the transfer is complete and our customer demand transitions to the 0.25 micron product family from DongbuAnam, it will have a positive affect on our gross margins. We are currently reviewing additional cost reduction measures that may have the potential to improve our earnings.

     We entered into a Process Transfer Agreement with X-FAB Texas to install our Silicon Nitride Oxide Semiconductor technology into its wafer fabrication facility to provide an additional manufacturing source to material supplied by Chartered Semiconductor Manufacturing. If we cannot qualify the silicon wafers we received from X-FAB Texas in time to supply customer requirements before depleting the last purchases from Chartered Semiconductor Manufacturing's wafer fabrication facility #1, we may not have enough of our non-volatile semiconductor memory products to support our customer requirements. If we cannot support our customers' requirements, they may cancel orders which could effect our revenues, earnings and stock price.

     In the first quarter of 2004 and the years ended December 31, 2003 and 2002, we purchased all of our silicon wafers to produce our 0.8 micron nonvolatile static random access memory products from a single supplier, Chartered Semiconductor Manufacturing. Approximately 98% of our semiconductor product sales for the three months ended March 31, 2004 and approximately 92% and 91% of our semiconductor device sales for 2003 and 2002, respectively, were from finished units produced from these silicon wafers. We had an agreement with Chartered Semiconductor Manufacturing to provide wafers through September 1998. Although Chartered Semiconductor Manufacturing continues to provide us wafers under the terms defined in this contract we do not have a current signed agreement. DongbuAnam Semiconductor provides silicon wafers for our 0.25 micron process to support our 1 megabit product family. Approximately 2 % of our semiconductor product sales for the three months ended March 31, 2004 were from finished units produced from these silicon wafers.

     Zentrum Mikroelektronik Dresden has established production and sales of nonvolatile static random access memory products. We believe that this second source for nonvolatile static random access memory products, may have a positive impact on our business because many large manufacturers require two sources from which to purchase product. We will not be receiving any further license payments from our contract with Zentrum Mikroelektronik Dresden. We also, however, expect increased competition from Zentrum Mikroelektronik Dresden with respect to nonvolatile static random access memory products.

     We intend to continue designing, developing and subcontracting the production of our memory products. We also propose to continue to sell to existing and new customers through our normal sales and marketing efforts. We will also begin development of high performance data communications products based on silicon germanium process expertise gained through our acquisition of Q-DOT Group. We believe that the addition of data communication products will allow us to expand our product offering into new applications and additional customers. We anticipate that this will reduce our dependence on any single product line and provide additional potential sources of revenue.

     Our ability to achieve profitability will depend primarily on our ability to continue reducing our manufacturing costs and increasing net product sales by improving the availability of existing products, by the introduction of new products and by expanding our customer base. With the positive feedback we have received from the customers who we have sampled our new 1 megabit product with, we expect to ramp production of this product during the second half of 2004. We are optimistic that the new products will continue to attract strong customer interest and assuming the continued development progress with our customers and growth in the overall market, we are projecting revenues for the year of approximately $21,000,000 to $25,000,000 and a return to profitability by the fourth quarter of this year. In order to achieve these goals, we are dependent on the overall state of the semiconductor industry and the demand for semiconductor products by equipment manufacturers. Please see "Risk Factors" for additional risks to which we are exposed.

LIQUIDITY AND CAPITAL RESOURCES

     On November 7, 2003, we closed our $1,500,000 equity financing with the selling security holders. On July 1, 2002, we received $3,000,000 in our financing transaction with the selling security holders pursuant to a Convertible Loan Agreement. During the first nine months of 2003, we were not in compliance with two of the covenants set forth in the loan agreement. On February 27, 2004, we received a waiver for one of the covenants and a modification and a waiver to the loan agreement with respect to the other. The waiver and modification are effective through April 1, 2005. We are currently in compliance with the modified covenant and estimates that we will remain in compliance in the forthcoming year. However, significant variances in future actual operations from our current estimates could result in the reclassification of this note to current liabilities.

     The changes in cash flows for the three months ended March 31, 2004 used in operating activities was primarily the result of a net loss of $1,037,121, which is offset by $116,936 in depreciation and amortization, decreases in prepaid expenses and other and accrued expenses of $1,133 and $69,400, respectively and increases in accounts receivable, inventory and accounts payable of $55,625, $963,716 and $982,479, respectively. The increases in inventory and accounts payable are due to our being required to purchase a last time buy of silicon wafers from Chartered's facility #1. We received these wafers in March 2004. We believe that these silicon wafers will support product sales through the second quarter 2004, at which time we believe we will have an alternate source of supply. The change in cash flows used in investing activities of $59,359 was primarily due to the purchase of equipment required to test our semiconductor products. The change in cash flows provided by financing activities was primarily due to the net effect of payments on a line of credit and capital leases offset by funds received from the exercise of stock options by our employees.

     The change in cash flows for the year ended December 31, 2003 used in operating activities was primarily a result of a net loss of $2,272,641, which is offset by $497,701 in depreciation and amortization, decreases in allowance accounts, accounts receivable, inventory, prepaid expenses, accounts payable and deferred revenue of $16,376, $402,361, $411,358, $114,542, $49,314 and $40,500,
respectively and increases in accrued expenses of $64,626. The decrease of $402,361 in accounts receivable was directly related to certain customers paying invoices within our payment terms. The decrease in inventory was primarily due to an increase in finished goods shipments at the end of 2003. The decrease in prepaid expenses of $114,542 was due primarily to the renegotiation of certain software licenses. The decrease in accounts payable of $49,314 was primarily due to the timing of payments for standard operating expenses. The increase in accrued expenses was due primarily to increased vacation payable. The increase in vacation payable has occurred due to certain employees not using as much vacation time. The change in cash flows used in investing activities of $501,244 was primarily due to the purchase of equipment required to test our nonvolatile semiconductor memory products and software acquired for research and development activities. The cash flows provided by financing activities of $1,640,296 was due to $1,475,515 (after expenses) received from the November 2003 equity financing transaction we did with the selling security holders, net borrowings on a line of credit of $150,000, proceeds of $183,131 for the exercise of stock options by certain employees less payments on a capital lease obligation of $168,350.

     The change in cash flows for the year ended December 31, 2002 used in operating activities was primarily a result of a net loss of $962,867, which is offset by $443,146 in depreciation and amortization, a decrease in allowance accounts, inventory, accounts payable and accrued expenses of $71,150, $261,442,

$328,848 and $122,594, respectively. These decreases were offset by increase in accounts receivable, prepaid and other and deferred revenue of $618,653, $123,972 and $25,500, respectively. The $261,442 decrease in inventory and the $618,653 increase in accounts receivable, were due to an increase in customer demand in the late fourth quarter of 2002, this increase allowed us to dispose of inventory on hand. The $328,848 decrease of accounts payable was primarily due to the timing of raw materials received within the period. Materials were received and paid for late in 2001, but due to a soft market demand, had not been fully consumed, resulting in larger inventory levels at December 31, 2001. The $122,594 decrease in accrued expenses was due to our completing payments of accrued salary and vacation payments to our former Chief Financial Officer. The $123,972 increase in prepaid expenses and other was directly related to in increase in software licensing and maintenance agreements that are required to be paid in advance. These software licensing agreements are required for us to design our 1 megabit nonvolatile static random access memory. The change in cash flows used in investing activities of $163,657 was primarily due to the purchase of hardware and software required for research and development activities and equipment required to manufacture our semiconductor devices at Chartered Semiconductor Manufacturing and United Microelectronics Corp. The cash flows provided by financing activities of $2,699,678 were due primarily to the $3,000,000, net of $116,175 in financing fees, received from the selling security holders, borrowings and payments on notes payable and a capital lease obligation and the exercise of stock options by our employees.

Short-term liquidity.

     Our cash balance at March 31, 2004 was $2,368,261.

     Our future liquidity will depend on our revenue growth and our ability to sell our products at positive gross margins and control of our operating expenses. Over the coming nine months, we expect to spend approximately 9,000,000 for operating expenses assuming revenue growth. We expect to meet these capital needs from sales revenues and, to the extent we do not have sufficient revenues, from our existing cash reserves.

Long-term liquidity.

     We continue to evaluate our long term liquidity. Our growth plans may require additional funding from outside sources. We are in ongoing discussions with investment banking organizations to ensure access to funds as required.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Simtek's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures. A summary of these significant accounting policies can be found in Simtek's Notes to Consolidated Financial Statements included in this Form SB-2. The estimates used by management are based upon Simtek's historical experiences combined with managements understanding of current facts and circumstances. Certain of our accounting polices are considered critical as they are both important to the portrayal of our financial condition and the results of our operations and require significant or complex judgments on our part. We believe that the following represent the critical accounting policies of Simtek as described in Financial Reporting Release No. 60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, which was issued by the Securities and Exchange Commission: inventories; deferred income taxes; allowance for doubtful accounts; and, allowance for sales returns.

     The valuation of inventories involves complex judgments on our part. Excess finished goods inventories are a natural component of market demand of semiconductor devices. We continually evaluate and balance the levels of inventories based on sales projections, current orders scheduled for future delivery and historical product demand. While certain finished goods items will sell out, quantities of other finished goods items will remain. These finished goods are reserved as excess inventory. We believe we have adequate controls with respect to the amount of finished goods inventories that are anticipated to become excess. While we believe this process produces a fair valuation of inventories, changes in general economic conditions of the semiconductor industry could materially affect valuation of our inventories.

     The allowance for doubtful accounts reflects a reserve that reduces customer accounts receivable to the net amount estimated to be collectible. Estimating the credit worthiness of customers and the recoverability of customer accounts requires management to exercise considerable judgment. In estimating uncollectible amounts, we consider factors such as industry specific economic conditions, historical customer performance and anticipated customer performance. While we believe our processes to be adequate to effectively quantify our exposure to doubtful accounts, changes in industry or specific customer conditions may require us to adjust our allowance for doubtful accounts.

     We record an allowance for sales returns as a net adjustment to customer accounts receivable. The allowance for sales returns consists of two separate segments, distributor stock rotation and distributor price reductions. When we record the allowance, the net method reduces customer accounts receivables and gross sales. Generally, we calculate the stock rotation portion of the allowance based upon distributor inventory levels. The contracts we have with our distributors allow them to return to us a 5% percent of their inventory in exchange for inventory which better meets their demands. At times, we are required to allow our distributors to lower the selling price of a specific device in order to meet competition. When this occurs, we record an allowance for potential credit that our distributor's will be requesting. This allowance is based on approved pricing changes, inventory affected and historical data. We believe that our processes to adequately predict our allowance for sales returns are effective in quantifying our exposures due to industry or specific customer conditions.

     We record an allowance that directly relates to the warranty of our products for one year. The allowance for warranty return reduces our gross sales. This allowance is calculated by looking at annual revenues and historical rates of our products returned due to warranty issues. While we believe this process adequately predicts our allowance for warranty returns, changes in the manufacturing or design of our product could materially affect valuation of our warranties.

     We have various government contracts which are subject to audit by the government. However, audits for the periods ending March 31, 2000, December 31, 2000, December 31, 2001, December 31, 2002 and December 31, 2003 have not been completed. In addition, certain of these contracts are based on our estimate as to their percentage of completion as of the balance sheet date. Our historical experience has not resulted in a material adjustment to prior recorded revenue amounts.

     We have recorded a valuation allowance on deferred tax assets. Future operations may change our estimate in connection with potential utilization of these assets.

INFLATION

     The impact of inflation on our business has not been material.

OFF BALANCE-SHEET ARRANGEMENTS

     We are party to a lease agreement with Baja Properties, LLC as landlord pursuant to which we lease approximately 16,000 square feet of space in Colorado Springs, Colorado. The lease is scheduled to expire on February 28, 2013. Our monthly rental payment obligation is approximately $16,000.

                                    BUSINESS

GENERAL

     We provide integrated circuits to the electronics market for use in a variety of systems, such as computers, copiers, factory controllers, electric meters and military systems. We design, market and sell our products, but we subcontract the majority of our manufacturing requirements. We have designed and developed nonvolatile static random access memory products since we began business operations in May 1987. We have concentrated on the design and development of the 4, 16, 64 and 256 kilobit and 1 megabit nonvolatile static random access memory product families and technologies, distribution channels, and sources of supply, including production at subcontractors. Kilobits are a measure of the amount of data that can be stored; more kilobits imply more storage. Megabits are also a measure of the amount of data that can be stored; there are 1,000 kilobits in a megabit. During 2000, we added the capability to design, develop and produce programmed semiconductor logic products. During 2003, due to adverse market conditions, we determined to no longer offer our programmed semiconductor logic products after December 31, 2003.

     In March 2001, we acquired Q-DOT Group, Inc. Q-DOT Group specializes in advanced technology research and development for data acquisition, signal processing, imaging and data communications. Their projects are supported by "conventional" government and commercial contracts in addition to government contracts sponsored by the Small Business Innovation Research program. We operate Q-DOT Group's government contract research and development operations as our wholly owned subsidiary. This acquisition was intended to enable us to enter the high speed data communications market, addressing both wired and wireless applications, based on advanced "silicon germanium" process technology.

     As of March 31, 2004, our backlog for released purchase orders was approximately $2,631,000, all of which is expected to ship by September 30, 2004. Orders are cancelable without penalty at the option of the purchaser prior to 30 days before scheduled shipment and, therefore, are not necessarily a measure of future product revenue.

     We are in production of our family of memory products. Our 256 kilobit nonvolatile static random access memory product was qualified by our internal quality organization to the product's data sheet and in accordance with accepted industry standard practices in 1997 for sales into commercial and industrial markets and in 1998 for shipment into the military market. During 2002, we designed and qualified a 3 volt version of our 256 kilobit nonvolatile static random access memory product for sale into commercial and industrial markets. Our 64 kilobit nonvolatile static random access memories have been qualified for sale into commercial, industrial and military markets. Our 16 kilobit and 4 kilobit nonvolatile static random access memory products have been qualified for sales into commercial and industrial markets. During 2003, we designed and began sampling of our 1 megabit nonvolatile static random access memory product for sale into commercial and industrial markets. We are currently shipping production-tested 1 megabit products under a provisional qualification. We anticipate that this qualification will be complete early in the second quarter of 2004. Our nonvolatile static random access memory products are physically smaller and require less maintenance than static random access memory devices that achieve nonvolatility through the use of internal batteries and are more convenient to use than static random access memory devices that achieve nonvolatility by being combined with additional chips. We have merged our logic design engineers into our memory design group in order to incorporate unique features into our next generation memory products currently under development.

     We reduce capital requirements by subcontracting the majority of the manufacturing process. Chartered Semiconductor Manufacturing began providing silicon wafers for our nonvolatile static random access memory products in September 1993 and continues to provide wafers based on our product technology. Chartered Semiconductor Manufacturing closed its wafer fabrication facility #1 in March 2004. We entered into a Process Transfer Agreement with X-FAB Texas to install our Silicon Nitride Oxide Semiconductor technology into its wafer fabrication facility to provide an additional manufacturing source to material supplied by Chartered Semiconductor Manufacturing. If we cannot complete the transfer of manufacturing into Chartered Semiconductor Manufacturing's facility #2, from facility #1, and achieve acceptable manufacturing yields or if we cannot qualify X-FAB Texas, this will have a material negative impact on our future revenues and earnings. Please see "Risk Factors--If we cannot achieve acceptable manufacturing yields and continue production with Chartered Semiconductor Manufacturing of some of our memory products in its wafer fabrication facility #2, our revenues, earnings and stock price could suffer. Please see "Risk Factors--If we cannot qualify and achieve acceptable production yields from X-FAB Texas for production of our silicon wafers required to build our non-volatile semiconductor memories, our revenues, earnings and stock price could suffer."

     DongbuAnam Semiconductor provides silicon wafers for our 0.25 micron process to support our 1 megabit product family.

     United Microelectronics and Chartered Semiconductor Manufacturing provided silicon wafers for our programmed semiconductor logic products based on 0.5 micron and 0.35 micron product technology, respectively. In February 2003, we received notification from United Microelectronics that it will be unable to supply us with logic wafers after August 2003. We supported customers with 0.5 micron logic wafers manufactured at United Microelectronics through December 2003 by offering opportunities to purchase their life-time requirements for these products with deliveries at the end of 2003. We do not plan to support further sales of logic products to the market in the foreseeable future.

     Amkor Technology and Amkor Test Services provide assembly and final test services, respectively, for our nonvolatile static random access memory products built from the wafers purchased from Chartered Semiconductor Manufacturing. Advanced Semiconductor Engineering Inc. provided assembly services for our programmed semiconductor logic products. Testing of our programmed semiconductor logic products was done either internally or by Advanced Interconnect Technologies.

     During 2003, all of the wafers used to produce our 0.8 micron nonvolatile static random access memories were purchased from Chartered Semiconductor Manufacturing. Sales of these products accounted for approximately 78% of our revenue for 2003. Wafers were purchased from both Chartered Semiconductor Manufacturing and United Microelectronics in 2003 to support our programmed semiconductor logic products. Sales of these products accounted for approximately 7% of our revenue for 2003. The remaining 15% of our revenue was from research and development contracts.

     We currently have four sales and marketing offices, located in Colorado and Georgia for the western and eastern North American markets, respectively, in Windsor, England for the European market and in Hong Kong for the Far East. We have engaged over 20 independent representative organizations with over 30 sales offices in North America, Europe and Asia and distributor organizations with over 100 sales offices worldwide. These organizations have multiple sales offices and technical sales personnel covering specific geographic territories. Through these organizations and their sales offices we believe that we are capable of serving a significant portion of the worldwide market with our full line of products.

     MEMORY INDUSTRY AND PRODUCT BACKGROUND

     The semiconductor memory market is large and highly differentiated. This market covers a wide range of product densities, speeds, features and prices. We believe that the ideal memory product would have:

     o high bit density per chip to minimize the number of chips required in a system;

     o fast data read and write speeds to allow a system's microprocessor to access data without having to wait;

     o    the ability to read and modify data an unlimited number of times;

     o the ability to retain its data indefinitely when power is interrupted (i.e. nonvolatility);

     o availability in a variety of package types for modern assembly techniques; and

     o the ability to be tested completely by the manufacturer to ensure the highest quality and reliability.

Although customers would like to have memory components with all of these attributes it currently is not technically feasible. Therefore, the memory market is segmented with different products combining different mixes of these attributes.

     Semiconductor memories can be divided into two main categories, volatile and nonvolatile. Volatile memories generally offer high densities and fast data access and programming speeds, but lose data when electrical power is interrupted. Nonvolatile memories retain data in the absence of electrical power, but typically have been subject to speed and testing limitations. They also wear out if they are modified too many times. There are a number of common volatile and nonvolatile product types, as set forth below. The list of products under "Combinations" is limited to single packages and does not include combinations of the listed memories in separate packages, such as static random access memories in combination with Electrically Erasable Programmable Read Only Memories and Erasable Programmable Read Only Memories.

         Volatile                                 Nonvolatile                          Combinations
         --------                                 -----------                          ------------
Static Random Access Memories           Electrically Erasable Programmable      Nonvolatile Static Random Access
                                        Read Only Memory Memory

Dynamic Random Access Memory            Flash Memory                            Nonvolatile Random Access
                                                                                Memory
                                        Erasable Programmable Read Only         Static Random Access Memory plus
                                        Memory                                  lithium battery
                                        Programmable Read Only Memory
                                        Read Only Memory


     Volatile Memories. Rewritable semiconductor memories store varying amounts of electronic charge within individual memory cells to perform the memory function. In a Dynamic Random Access Memory the charge must be electrically refreshed many times per second or data are lost even when power is continuously applied. In a static random access memory the charge need not be refreshed, but data can be retained only if power is not interrupted.

     Nonvolatile Memories. A Read Only Memory is programmed, or written, once in the later stages of the manufacturing process and cannot be reprogrammed by the user. Programmable Read Only Memory can be programmed once by the user, while Erasable Programmable Read Only Memory may be reprogrammed by the user a limited number of times if the Erasable Programmable Read Only Memory is removed from the circuit board in the equipment. Both Flash Memory and Electrically Erasable Programmable Read Only Memory may be reprogrammed electrically by the user without removing the memory from the equipment. However, the reprogramming time on both Electrically Erasable Programmable Read Only Memory and Flash Memory is excessively long compared to the read time such that in most systems the microprocessor must stop for a relatively long time to rewrite the memory.

     Combinations. Many customers use a combination of volatile and nonvolatile memory functions to achieve the desired performance for their electronic systems. By using static random access memories in combination with Erasable Programmable Read Only Memory and Electrically Erasable Programmable Read Only Memory chips, customers can achieve nonvolatility in their systems and still retain the high data read and write speeds associated with static random access memory. This approach, however, is not desirable in many applications because of the size and cost disadvantages associated with using two or more chips to provide a single memory function. Also, it may take up to several seconds to transfer the data from the static random access memory to the Electrically Erasable Programmable Read Only Memory; an excessive time at power loss. As a result, attempts have been made to combine nonvolatile and volatile memory features in a single package or silicon chip. One approach combines a static random access memory with lithium batteries in a single package.

     Nonvolatile random access memories combine volatile and nonvolatile memory cells on a single chip and do not require a battery. We believe our nonvolatile static random access memory represents a significant advance over existing products that combine volatility and nonvolatility on a single silicon chip. We combine a static random access memory cell with an Electrically Erasable Programmable Read Only Memory cell to create a small nonvolatile static random access memory cell. Our unique and patented memory cell design enables the nonvolatile static random access memory to be produced at densities higher than existing nonvolatile random access memories and at a lower cost per bit. In addition to high density and nonvolatility, the nonvolatile static random access memory has fast data access and program speeds and the static random access memory portion of the memory can be modified an unlimited number of times without wearing out.

     We use an advanced implementation of silicon-nitride-oxide-semiconductor technology. Silicon-nitride-oxide- semiconductor technology stores electrical charge within an insulator, silicon nitride, and uses a thin tunnel oxide layer to separate the silicon nitride layer from the underlying silicon substrate. Silicon-nitride-oxide-semiconductor technology prevents tunnel oxide rupture in the memory cell from causing an immediate loss of data. Oxide rupture has been a major cause of failures in Flash and Electrically Erasable Programmable Read Only Memories using floating gate technology, where charge is stored on a polysilicon conductor surrounded by insulators. To protect against these failures, many floating gate Electrically Erasable Programmable Read Only Memories have required error correction circuitry and redundant memory cells. This increases product cost by requiring more silicon area. Error correction and redundancy are not required for our products to protect against tunnel oxide rupture. In addition, our product designs incorporate a special test feature which can predict data retention time for every individual memory cell based on measuring the rate of charge loss out of the silicon nitride. Our latest 0.25 micron technology adds an additional oxide layer, forming a silicon-oxide-nitride-oxide-semiconductor ("SONOS") stack, to support finer geometry electrical performance.

     The silicon-nitride-oxide-semiconductor technology coupled with our nonvolatile static random access memory cell allows high performance nonvolatile static random access memory to be manufactured using complementary metal oxide semiconductor technology. The Silicon-nitride-oxide-semiconductor technology that we use has proven to be highly reliable, as demonstrated by our product qualification results to date.

     OUR MEMORY PRODUCTS

     Nonvolatile Static Random Access Memories. Our nonvolatile static random access memory product family consists of nonvolatile memories that combine fast static random access memory and nonvolatile elements within each memory cell on a single chip of silicon. The static random access memory portion of the nonvolatile static random access memories is operated in the same manner as most existing static random access memory products. The static random access memory can be written to and read from an unlimited number of times. The nonvolatile elements can be programmed, depending upon device type, by user control or automatically by transferring the static random access memory contents into the nonvolatile element memory. The data stored in the nonvolatile elements can be transferred back into the static random access memory by user control or the data can be transferred automatically.

     Our nonvolatile static random access memories have fast data access speeds of 15, 25, 35 and 45 nanoseconds. These data access speeds correspond to those of fast static random access memory and, we believe, meet the requirements of much of the fast static random access memory market. The high speed characteristics of our nonvolatile static random access memories allow them to be used in applications with various high performance microprocessors and digital signal processors such as those manufactured by Intel Corp., Texas Instruments and Motorola. Our nonvolatile static random access memories can be used to replace static random access memories with lithium batteries and multiple chip solutions such as static random access memory plus Electrically Erasable Programmable Read Only Memory or Flash Memory.

     The various combinations of density and speed allow our nonvolatile static random access memory products to meet the design and performance requirements of many different types of systems.

     Our newest nonvolatile static random access memory architecture, currently implemented in our 0.25 micron product family, adds an eight-bit micro-controller, approximately 20,000 gates of metal-programmable logic and programmable input- output devices. We refer to this architecture as Value-Added-Memory (VAM). It is designed to allow variations of the base-line 1 megabit nonvolatile static random access memory design to be quickly developed for emerging market applications.

     We finalized commercial and industrial qualification of two versions of our initial 64 kilobit nonvolatile static random access memory product offering in September 1991 and April 1992, respectively. We completed military qualification of our initial nonvolatile static random access memories in May 1992. We began sales into the commercial market of our initial 16 kilobit nonvolatile static random access memory product family in 1992. The nonvolatile static random access memory product family also includes the 4 kilobit version. We completed the development and product qualification of the 64 kilobit AutoStoreTM nonvolatile static random access memory in 1993. The AutoStoreTM version automatically detects power loss and transfers the data from the static random access memory cells into the Electrically Erasable Programmable Read Only Memory cells. This device does not require instructions or intervention from the system microprocessor to notify it of the power loss. Commercial and industrial qualification of our 256 kilobit nonvolatile static random access memory occurred in 1997 and military qualification of our 256 kilobit nonvolatile static random access memory was completed in the second quarter of 1998. In 2002, we qualified our 256 kilobit 3 volt nonvolatile static random access memory for use in commercial and industrial applications. During 2003, we designed and began sampling of our 1 megabit nonvolatile static random access memory product for sale into commercial and industrial markets. We are currently shipping production-tested 1 megabit products under a provisional qualification. We anticipate this qualification to be complete in the second quarter of 2004.

     PROGRAMMABLE LOGIC DEVICE INDUSTRY

     The electronics industry uses logic integrated circuits to route electrical signals to perform tasks unique to that system. These unique operations differentiate one system capability from another. Field Programmable Gate Arrays and Complex Programmable Logic Devices have become popular for this purpose, and are supplied by a number of major suppliers, such as Xilinx and Altera. These products provide high performance, flexible solutions, but the technology required to allow these products to be programmable is expensive when compared to non-programmable, fixed function, application specific products.

     OUR PROGRAMMED SEMICONDUCTOR LOGIC PRODUCTS

     Before we discontinued our programmed semiconductor logic products on December 31, 2003, such products were built to order based on customer designs that were electronically transferred to our design workstations. Our engineers verified the design and implemented it in the appropriate technology to provide a cost effective solution for the customer.

     Our customers often asked that we provide them with programmed semiconductor logic products at a lower price than their existing logic products without sacrificing the products' functionality. Our software conversion tools translated our clients' design files of their logic products generally allowing us to provide our clients with a logic product that has the same functionality but at a lower cost than their existing logic products. We also developed a testability feature that allowed us to test our programmed semiconductor logic products without dedicating a portion of the chip area to such testing.

     We subcontracted the production of our semiconductor logic products to various fabrication facilities. We provided the fabrication facilities with the design of our programmed semiconductor logic products and these facilities installed our designs on the chips through standard wafer processing. Through August 2003, we contracted with United Microelectronics for 0.5 micron technology and with Chartered Semiconductor Manufacturing for 0.35 micron technology, in each case through purchase orders on a case-by-case basis. In February 2003, we received notification from United Microelectronics that it would be unable to supply us with logic wafers after August 2003. We supported customers with 0.5 micron logic wafers manufactured at United Microelectronics through December 2003 by offering opportunities to purchase their life-time requirements for these products with deliveries that were scheduled by the end of 2003. We do not plan to support sales of logic products to the market in the future.

PRODUCT WARRANTIES

     We presently provide a one-year limited warranty on our products.

RESEARCH AND DEVELOPMENT

     Our research and development activities are centered around developing new products and reducing the cost of our nonvolatile static random access memory products. We continually work to improve yield on the 0.8 micron technology in order to reduce costs. In order to further reduce costs, since late 1997 we have used outside experts for testing of our products. We have a test floor used for evaluation of our technologies, product designs and product quality. The test floor is also used for production testing of silicon wafers.

     During 2002, we developed and qualified a 3 volt version of our 256 kilobit nonvolatile static random access memory product, built on the 0.8 micron technology from Chartered Semiconductor Manufacturing. The 3 volt version of our 256 kilobit nonvolatile static random access memory product is qualified for use in commercial and industrial applications.

     In October 2001, we entered into an agreement with Amkor Technology to cooperate in developing a semiconductor process module that combines our nonvolatile technology with Amkor's advanced 0.25 micron digital complementary metal- oxide semiconductor, or "CMOS," fabrication line. CMOS is the semiconductor technology used in the transistors that are manufactured for most of today's computer microchips. The module will incorporate silicon-oxide-nitride-oxide-silicon technology, which will be used to manufacture both high density silicon-oxide-nitride-oxide-silicon flash and nonvolatile static random access memories, for stand alone and embedded products. During 2002 and 2003, our research and development team along with Amkor's research and development team worked aggressively on the co-development program. Our 1 megabit 3.0 volt nonvolatile static random access memory was the primary development vehicle. In February 2003, when Amkor Technology sold a controlling interest of its wafer fabrication facility to DongbuAnam Semiconductor, all contractual obligations were transferred to Anam U.S.A., a wholly-owned subsidiary of DongbuAnam Semiconductor. Our co-development program s not been affected by the change in ownership and we do not expect any material changes in the support required to complete the program. In August 2003, we received the first complete processed silicon from this development which yielded working samples of our new 1 megabit 3 volt nonvolatile semiconductor memory product. We began shipping samples of our new 1 megabit 3 volt nonvolatile semiconductor memory product in September 2003. As of February 1, 2004, we had shipped samples to 104 different customers. We are currently shipping 1 megabit products tested to production requirements on a provisional qualification and plan to have qualification complete in the second quarter of 2004. We cannot assure you that we will not discover technical problems or manufacturing concerns with this new product, that demand will develop for the new product or that we will be able to sell this new product at a profit.

     We entered into a Process Transfer Agreement with X-FAB Texas to install our Silicon Nitride Oxide Semiconductor technology into its wafer fabrication facility to provide an additional manufacturing source to material supplied by Chartered Semiconductor Manufacturing.

     We anticipate that our acquisition of Q-DOT Group will enable us to enter the high speed data communications market, addressing both wired and wireless applications, based on advanced silicon germanium process technology. Silicon germanium is rapidly becoming the technology of choice for many analog, mixed signal and high speed digital circuits. During 2003 and 2002, we spent approximately $47,000 and $107,000, respectively, on marketing and engineering efforts to determine which applications our integrated circuits, built on the silicon germanium process technology, would best fit into. In the next twelve months, we anticipate spending approximately $400,000 in order to develop and manufacture integrated circuits using the silicon germanium process technology.

     Our research and development expenditures for the years ended December 31, 2003 and 2002 were $4,518,528 and $4,308,499, respectively. We intend to continue expenditures on research and development; however, the percentage of research and development expenditures is expected to decrease relative to expenditures relating to the commercial production of our existing products.

MANUFACTURING AND QUALITY CONTROL

     Our manufacturing strategy is to use subcontractors whose production capabilities meet the requirements of our product designs and technologies.

     In 1992, we entered into our manufacturing agreement with Chartered Semiconductor Manufacturing to provide us with silicon wafers for our products. Under the manufacturing agreement with this subcontractor, it has installed a manufacturing process for versions of our current and future memory products.

     DongbuAnam Semiconductor provides silicon wafers for our 0.25 micron process to support our 1 megabit product family. Our agreement with Amkor Technology, providing for such supply of wafers, was assigned to DongbuAnam Semiconductor in 2003.

     Through August 2003, we contracted with United Microelectronics for 0.5 micron technology and with Chartered Semiconductor Manufacturing for 0.35 micron technology, in each case through purchase orders on a case-by-case basis. In February 2003, we received notification from United Microelectronics that they would be unable to supply us with logic wafers after August 2003. We supported customers with 0.5 micron logic wafers manufactured at United Microelectronics through December 2003 by offering opportunities to purchase their life-time requirements for these products with deliveries scheduled by the end of 2003.

     Device packaging of our nonvolatile static random access memory products continued at the Amkor facilities in the Philippines and South Korea. Final test for our nonvolatile static random access memory products continued with Amkor Test Services, in Wichita, Kansas. Device packaging of our programmed semiconductor logic products continued at Advanced Semiconductor Eng., Inc. in Taiwan. Final test of our programmed semiconductor logic products was completed in our Colorado Springs facility and at Advanced Interconnect Technologies in San Jose, California.

     Our subcontractors provide quality control for the manufacture of our products. We maintain our own quality assurance personnel and testing capability to assist the subcontractors with their quality programs and to perform periodic audits of the subcontractors' facilities and finished products to ensure product integrity.

     Our quality and reliability programs were audited by several commercial and military customers during 2002 and 2003 as part of routine supplier certification procedures. All such audits were completed satisfactorily. We were certified under the Sony Corporation "Green Partner Program" based on our internal materials control program which meets most major international requirements for control and elimination of heavy metals and PBB, PBDE and related organic compounds in our products and packaging materials. Our wafer foundry and assembly subcontract facilities are all certified to the ISO14001 Environmental Control Standard.

     We secured certification to the ISO9001:2000 Quality Management System, which in addition to similar certifications held by our major manufacturing subcontractors meets the quality system requirements of the vast majority of our customers. We continue to support our Mil-Prf-38535 Appendix A quality system in support of our SMD and military grade products.

MARKETS

     Our memory products are targeted at fast nonvolatile static random access memory markets, static random access memory plus Electrically Erasable Programmable Read Only Memory markets and other nonvolatile memory products broadly used in commercial, industrial and military electronic systems.

     Our products are typically used to store critical data when power is removed from the system. Often this data must be captured very quickly and we believe that the fast write time of our nonvolatile static random access memory products is a significant benefit over nonvolatile memory alternatives. Also, our products are used in systems that are "write intensive" such as data collection, event recording and others where we believe that the unlimited write endurance of our nonvolatile static random access memory is superior to alternative nonvolatile memory solutions.

     Until now our markets have been limited by the density at which we could cost effectively produce products. We believe that the introduction of our 1 megabit nonvolatile static random access memory products in 2003 manufactured on
0.25 micron technology and the introduction of our Value Added Memory (VAM) solutions that we expect will be introduced in 2004 will greatly increase the market segments we serve.

TARGET APPLICATIONS FOR SIMTEK PRODUCTS

     Customer applications that are in production using our nonvolatile static random access memory products include:

Airborne Computers                                    Lighting Control Systems
Automotive Control & Monitoring                       Medical Instruments
Control Systems Automated Teller Machines             Currency Changers
Data Monitoring Equipment                             Printers
Process Control Equipment                             Facsimile Machines
Down Hole Drilling Systems                            Radar and Sonar Systems
Gaming Machines                                       Telecommunications Systems
GPS Navigational Systems                              Terminals
Guidance and Targeting Systems                        Test Equipment
High Performance Workstations                         Utility Meters

Laser Printers                                        Routers
Weapon Control Systems                                Security Systems
Copiers                                               Broadcast Equipment
Cable TV and Satellite Set Top Converter Boxes        Studio Recording Equipment
Multi- Function Printers                              Servers
RAID Controllers                                      Factory Automation Systems
Robotics                                              Mass Storage Systems

     Our new 1 Megabit and Value Added Memory products have opened new applications into which our products are being designed. These include electronic vending machines, automotive data logging and a variety of data communications applications.

     We are increasing marketing and sales emphasis on office automation products such as copiers and mass storage systems as well as increasing sales efforts in data communications, automotive applications and metering.

SALES AND DISTRIBUTION

     Our strategy is to generate sales through the use of independent sales representative agencies and distributors. We believe this strategy provides the fastest and most cost effective way to assemble a large and professional sales force.

     We currently have four sales and marketing offices, located in Colorado and Georgia for the western and eastern North American markets, respectively, in Windsor, England for the European market and in Hong Kong for the Far East. We have engaged over 20 independent representative organizations with over 30 sales offices in North America, Europe and Asia and distributor organizations with over 100 sales offices worldwide. These organizations have multiple sales offices and technical sales personnel covering specific geographic territories. Through these organizations and their sales offices we believe that we are capable of serving a significant portion of the worldwide market with our full line of products.

     Independent sales representatives typically sell a limited number of non-competing products to semiconductor users in particular geographic assigned territories. Distributors inventory and sell products from a larger number of product lines to a broader customer base. These sales channels are generally complementary, as representatives and distributors often work together to consummate a sale, with the representative receiving a commission from us and the distributor earning a markup on the sale of products. We supply sales materials to the sales representatives and distributors.

     For our marketing activities, we evaluate external marketing surveys and forecasts and perform internal studies based, in part, on inputs from our independent sales representative agencies. Marketing decisions are also based on forecasts and inputs from our current and prospective customers. We prepare brochures, data sheets, application notes, product collateral and product advertising with our internal marketing resources and contracted outside services.

CUSTOMERS AND BACKLOG

     We have shipped qualified nonvolatile static random access memory products to customers directly and through distributors since the September 1991 commercial product qualification. The majority of our sales are to Fortune 500 companies. Approximately 37% of our net product sales during 2003 were to customers in the United States, approximately 46% were to customers in the Pacific Rim, and approximately 12% were to customers in Europe.

     As of March 31, 2004, we had a backlog of unshipped customer orders of approximately $2,631,000, which is expected to be filled by September 30, 2004. Orders are cancelable without penalty at the option of the purchaser prior to 30 days before scheduled shipment and therefore are not necessarily a measure of future product revenue.

LICENSES

     Zentrum Mikroelektronik Dresden. In June of 1994, we signed a joint development agreement with Zentrum Mikroelektronik Dresden to install the 1.2 micron products for manufacture at Zentrum Mikroelektronik Dresden and to jointly develop the 0.8 micron technology at Chartered Semiconductor Manufacturing. The agreement was modified in August of 1994 by a Letter of Intent between us to bypass the installation of our nonvolatile static random access memory products based on a 1.2 micron process technology at Zentrum Mikroelektronik Dresden and instead modify the 0.8 micron technology to run in the Zentrum Mikroelektronik Dresden factory. Zentrum Mikroelektronik Dresden has paid us all the monetary requirements under this agreement including any royalties we may receive from sales of these jointly developed products.

     Future License Sales. We intend to sell product and technology licenses on a selective basis. We will continue to seek licensing partners who can contribute to the development of the nonvolatile static random access memory market and provide a meaningful level of revenue to us while not posing an undue threat in the marketplace.

COMPETITION

     Our products compete on the basis of several factors, including data access and programming speeds, density, data retention, reliability, testability, space savings, manufacturability, ease of use and price.

     Products that compete with our family of nonvolatile static random access memories fall into three categories. The first category of products that compete with our nonvolatile static random access memories are volatile and nonvolatile chips used in combination, such as fast static random access memories used with Erasable Programmable Read Only Memories, Electrically Erasable Programmable Read Only Memories, or Flash memory. We believe that we have advantages over these products because the nonvolatile static random access memory allows data to be stored in milliseconds as compared to seconds for chips used in pairs. Our single chip solution provides a space savings and easier manufacturing. Our single chip solution generally provides increased reliability versus multiple chips. Competitors in the multiple chip category include Cypress Semiconductor Corp., Integrated Technology, Inc., Toshiba, Fujitsu, Advanced Micro Devices, Inc., Atmel and National Semiconductor Corp. We currently hold less than 1% market share this market category.

     The second category of products that compete with our nonvolatile static random access memories are products that combine static random access memories with lithium batteries in specially adapted packages. These products generally are slower in access speeds than our nonvolatile static random access memories due in part to limitations caused by life of the lithium battery when coupled with a faster static random access memory. Our nonvolatile static random access memories are offered in standard, smaller, less expensive packages, and do not have the limitation on lifetime imposed on the static random access memory/battery solutions by the lithium battery. Our nonvolatile static random access memories can also be used for wave soldered automatic insertion circuit board assembly since they do not have the temperature limitations of lithium batteries. However, lithium battery-backed static random access memory products are available in densities of 4 megabit and greater per package. Companies currently supplying products with lithium batteries include Dallas Semiconductor Corp., ST Microelectronics and Texas Instruments. We currently hold approximately 10% of this market category.

     The third category consists of nonvolatile random access memories that combine static random access memory cells and Electrically Erasable Programmable Read Only Memory cells on a monolithic chip of silicon. Our current product offerings are of higher density, faster access times and we believe can be manufactured at lower costs per bit than competitor's nonvolatile random access memories. We believe that traditional manufacturers of nonvolatile random access memories have discontinued manufacturing their products.

     Zentrum Mikroelektronik Dresden, through its license agreement with us, has the worldwide right to sell under the Zentrum Mikroelektronik Dresden label nonvolatile static random access memories developed jointly by Zentrum Mikroelektronik Dresden and us. With volume production established at Zentrum Mikroelektronik Dresden, Zentrum Mikroelektronik Dresden is selling such nonvolatile static random access memories. This has had a positive impact for us by creating a second source, which is required by many larger companies, for our nonvolatile static random access memory products. However, in 2002 and 2003, we were required to reduce prices to specific markets due to the increased competition from Zentrum Mikroelektronik Dresden. We believe that the competition from Zentrum Mikroelektronik Dresden has increased the number of companies using nonvolatile static random access memories, but may have put downward pressure on average selling prices.

     We are aware of other semiconductor technologies for nonvolatile memory products. These technologies include ferroelectric memory and thin film magnetic memory. Each of these requires a newly developed process technology, which has processing risk, but may deliver performance characteristics superior to our technology if perfected. Each of these processes integrates materials into the silicon processing steps that are not commonly used for semiconductor memory products today. If successful, these products could perform the same functions in a system that our products currently perform, but may be manufactured in higher density or lower cost products. Ramtron, Raytheon, Symetrix, and others are developing ferroelectric products. IBM, Motorola and Cypress Semiconductor are developing magnetic film products.

PATENTS AND INTELLECTUAL PROPERTY

     We undertake to protect our product designs and technologies under the relevant intellectual property laws as well as by utilizing internal disclosure safeguards. Under our licensing programs, we exercise control over the use of our protected intellectual property and have not permitted our licensees to sublicense our nonvolatile static random access memory products or technology.

     It is common in the semiconductor industry for companies to obtain copyright, trademark, trade secret and patent protection of their intellectual property. We believe that patents are significant in our industry, and we are seeking to build a patent portfolio. We expect to enter into patent license and cross-license agreements with other companies. We have been issued 26 patents in the United States on our nonvolatile static random access memory cell and other circuit designs. These patents relate to circuit implementations used to design our nonvolatile memory products. The use of these patents allows us to design circuits with lower power consumption and faster store timing than would be possible otherwise giving us a competitive advantage over other technologies. These patents have terms that expire through 2008 to 2013. We have also taken steps to obtain European patents in the large European countries, including Germany, France, the United Kingdom and Sweden on the nonvolatile memory patents that would have potential value in international markets. We have four applications that have been allowed and intend to prepare patent applications on additional circuit designs we have developed. However, as with many companies in the semiconductor industry, it may become necessary or desirable in the future for us to obtain licenses from others relating to our products.

     Many of our product designs are not protected by patents. We have one patent on our logic product technology but protect most of our logic product technology as trade secrets. Our logic products accounted for approximately 7% of our sales for the year ended December 31, 2003. We also protect aspects of our technology that relate to our semiconductor memory products as trade secrets. There are disadvantages to protecting intellectual property as trade secrets rather than patents. Unlike patents, trade secrets must remain confidential in order to retain protection as proprietary intellectual property. We cannot assure you that our trade secrets will remain confidential. If we lose trade secret protection, our business could suffer.

     We have received federal registration of the term "Novcel" a term we use to describe our technology. We have not sought federal registration of any other trademarks, including "Simtek" and "QuantumTrapTM" or our logo.

     Late in 2002 and in 2003, we were contacted by Syndia Corporation regarding possible infringement on certain patents. Syndia Corporation informed us that it had acquired a portfolio patents issued to Jerome Lemelson. This patent portfolio was not included in the portfolio owned by Lemelson Foundation Partnership, an entity with which we reached a licensing agreement in 1999. We are currently reviewing any potential infringements. If there are any infringements, we believe that we can reach a reasonable licensing agreement with Syndia Corporation.

EMPLOYEES

     As of the date of this prospectus we had 57 full-time employees.

PROPERTIES

     We lease approximately 16,000 square feet of space in Colorado Springs, Colorado. This space includes a product engineering test floor of approximately 3,000 square feet. The lease was scheduled to expire on February 28, 2008. On January 27, 2004, we renegotiated the terms of the lease and it is now scheduled to expire on February 28, 2013. We lease approximately 17,000 square feet of space in Colorado Springs which is occupied by Q-DOT Group, our wholly-owned subsidiary. This space includes a research and development laboratory facility of approximately 2,500 square feet. The lease expires on April 30, 2005. Through May 31, 2002, approximately 2,400 square feet of the space was subleased and the tenants did not renew the lease.

LEGAL PROCEEDINGS

     We are not a party to any legal proceeding (including where our property is the subject of the proceeding), and we are not aware of any proceeding that a government authority is contemplating as of the date of this prospectus.

MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

     On May 24, 2004, we held an annual meeting of our shareholders to vote on the following proposals:

     1) Amendment to our Articles of Incorporation to increase the number of authorized shares of common stock: The proposal was approved by the vote of our shareholders with holders representing 44,893,157 shares voting for the proposal, holders representing 1,691,723 shares voting against the proposal and holders representing 82,790 shares abstaining.

     2) Election of Directors: Mr. Douglas Mitchell was re-elected by the vote of our shareholders with holders representing 46,466,729 shares voting for Mr. Mitchell and holders representing 200,941 shares withheld from voting. Dr. Robert Keeley was re-elected by the vote of our shareholders with holders representing 46,444,194 shares voting for Dr. Keeley and holders representing 223,476 shares withheld from voting.

     3) Ratification of selection of Hein & Associates as our auditors for 2004: The proposal was approved by the vote of our shareholders with holders representing 45,807,138 shares voting for the proposal, holders representing 118,852 shares voting against the proposal and holders representing 741,680 shares abstaining.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     Our directors and executive officers are as follows:

Name                                  Age                      Position
----                                  ---                      --------
Douglas M. Mitchell...............    55       Director, Chief Executive Officer, President and Chief
                                               Financial Officer (acting) and Chairman of the Board of
                                               Q-DOT Group, Inc.

Thomas Linnenbrink................    61       Director, President, Chief Executive Officer, and Technical
                                               Director of Q-DOT Subsidiary

Donald G. Carrigan................    56       Vice President Sales and Marketing, Corporate Secretary

David W. Still....................    48       Vice President of Engineering

Al Stein..........................    71       Director

Robert H. Keeley..................    63       Director

Harold Blomquist..................    52       Chairman of the Board

Ron Sartore.......................    54       Director

Robert C. Pearson.................    68       Director

     DOUGLAS M. MITCHELL served as our Chief Operating Officer from July 1, 1997 until January 1, 1998 at which time he became Chief Executive Officer, President and a director. Mr. Mitchell is also the Chairman of the Board of our subsidiary, Q-DOT Group. Mr. Mitchell has over 20 years of experience in the semiconductor and electronics systems industry holding various marketing and sales management positions. Prior to joining us, he was President and Chief Executive Officer of a wireless communications company, Momentum Microsystems. Previously, Mr. Mitchell was Vice President of Marketing and Sales for Array Microsystems, a digital signal processing integrated circuit company specializing in video image processing. Prior to this Mr. Mitchell was Vice President of Marketing with SGS-Thomson Microelectronics, responsible for marketing and applications engineering of Digital Signal Processing, transputer, microcontroller and graphics products in North America. SGS-Thomson had acquired Inmos Corporation where Mr. Mitchell had been Manager, US Marketing and Sales. Mr. Mitchell has held management positions at Texas Instruments and Motorola and has been responsible for various product definition and product development. Mr. Mitchell holds a Bachelors degree in electrical engineering from the University of Texas and a Masters of Business Administration degree from National University.

     THOMAS E. LINNENBRINK, has served as President, Chief Executive Officer, Technical Director and a director of Q-DOT, Inc. since he co-founded it in 1977. Mr. Linnenbrink also founded Q-DOT Group, in 1990 and served as its President, Chief Executive Officer, and a director until Simtek acquired it in March 2001. Mr. Linnenbrink has served in various technical management and marketing positions for more than 35 years while advancing the state-of-the-art in data acquisition and signal processing. He pioneered high-speed charge-coupled device
(CCD) and silicon germanium (SiGe) technology and applications. Mr. Linnenbrink has published numerous technical papers and holds more than a dozen patents. He currently chairs IEEE Technical Committee 10, which writes and promotes standards for ADCs, DACs, digital waveform recorders, and pulse technology. Mr. Linnenbrink holds a Bachelors degree in electrical engineering from the Illinois Institute of Technology and a Masters of Science degree in engineering science with emphasis on automatic control from Rensselaer Polytechnic Institute.

     DONALD G. CARRIGAN has served as Vice President of Sales and Marketing and Corporate Secretary since joining Simtek in September of 2001. Mr. Carrigan has over 29 years experience in the semiconductor industry. Prior to joining Simtek he was vice president of sales for Ramtron International Corporation and an executive officer of Ramtron. During his 12 years at Ramtron, Mr. Carrigan held various marketing and sales positions as well as General Manager of the ferroelectric product business unit. Prior to joining Ramtron, Mr. Carrigan was with Inmos Corporation for 8 years where he held various positions in engineering and marketing management including the Director of Marketing position. Mr. Carrigan also held positions in engineering management and R & D with NCR Microelectronics and Texas Instruments. Mr. Carrigan holds a Bachelors degree in Electrical Engineering from the University of Tennessee, Knoxville, Tennessee and a Masters degree in Electrical Engineering from Southern Methodist University, Dallas, Texas.

     DAVID W. STILL has served as the Vice President of Engineering at Simtek since December of 2001. Mr. Still has over 25 years experience in various corporate, management, and technical positions within the semiconductor industry, where he has successfully managed engineering teams developing products in CMOS, bipolar, and GaAs processes, as well as associated CAD software. Prior to his work at Simtek, he served as Vice President of IC engineering for Comsilica, developing SOC WLAN products for 802.11a and b wireless networks. Previously, he served as manager of the Colorado Design Center for Lattice Semiconductor (formerly Minc), an FGPA / CPLD CAD software company. Mr. Still was also a Vice President of Engineering at Array Microsystems, a digital video product company, where he managed the CMOS IC design and software development groups. He has also held engineering management positions with Prisma and Honeywell. At Honeywell, he received two technical excellence awards for his contributions to PLA designs. Mr. Still has published over 18 technical papers and has received 2 patents. Mr. Still holds a Masters Degree in Electrical Engineering from Arizona State University and a Bachelors Degree in Electrical Engineering from the University of Nebraska.

     ALFRED J. STEIN has served as a director since March 2004. He is currently a Consultant and Advisor to startup companies in the high technology industry. He previously served at VLSI Technology, Inc. as Chairman of the Board and Chief Executive Officer from 1982 until its acquisition by Philips Electronics in 1999. During his tenure, VLSI grew from a venture capital funded start-up to a publicly traded company with revenues in excess of $600 million and over 2,200 employees in more than 25 locations around the world. For more that 40 years, Mr. Stein has played a significant role in the high tech industry, including senior management assignments at both Texas Instruments and Motorola. Mr. Stein was with Texas Instruments for 18 years from 1958 through 1976; his last position was Vice President and General Manager for the Electronics Devices Division. Mr. Stein was with Motorola for 5 years where he was Vice President and Assistant General Manager of Motorola's Semiconductor Sector. He joined VLSI Technology from Arrow Electronics where he had been that company's Chief Executive Officer. Mr. Stein is on the Board of Directors of three publicly traded companies: Advanced Power Technology, ESS Technology, Electronics Boutique and several private startup companies. He also has served on the board of directors at Applied Materials, Radio Shack Corporation and was Chairman of the Board for the Semiconductor Industry Association (SIA). He served on the Board of Trustees for St. Mary's University of Texas.

     ROBERT H. KEELEY has served as a director since May 1993. He is currently the El Pomar Professor of Business Finance at the University of Colorado at Colorado Springs. From 1986 until he joined the faculty at the University of Colorado at Colorado Springs in 1992, Dr. Keeley was a professor in the Department of Industrial Engineering and Engineering Management at Stanford University. Prior to joining Stanford, he was a general partner of Hill and Carmen (formerly Hill, Keeley and Kirby), a venture capital firm. Dr. Keeley holds a Bachelors degree in electrical engineering from Stanford University, an M.B.A. from Harvard University and a Ph.D. in business administration from Stanford University. Dr. Keeley is also a director of three private companies and is the president of one of them.

     HAROLD A. BLOMQUIST was originally appointed as a director in May 1998, resigned from the Board in July 2001 to avoid a potential conflict of interest with his employer and was re-appointed in January 2002. In October 2003, Mr. Blomquist was elected to the position of Chairman of the Board of Directors. Mr. Blomquist is currently employed as President and Chief Executive Officer of Morpho Technologies, Inc., a three-year-old fabless semiconductor company located in Irvine, CA. He has served as a Director on the Board of Microsemi, Inc. since February 2003 and as a consultant to venture investors and early stage technology companies in the semiconductor and electronic components areas. In the past, he was employed as Chief Executive Officer of Tower Semiconductor, USA, Inc., and President and Chief Executive Officer of ZMD America, Inc. Before ZMD America, Inc., Mr. Blomquist served as a member of the Board of Directors of AMIS Holding Co., Sr. Vice President of AMI Semiconductor and General Manager and Chief Executive of two of AMIS' foreign subsidiaries, AMI GmbH in Dresden,

Germany, and AMI Japan Co. Ltd., in Tokyo, Japan. Prior to joining AMI in April 1990, Mr. Blomquist held a series of increasingly responsible positions in engineering, sales, and marketing for several semiconductor firms, including Texas Instruments, Inmos Corporation and General Semiconductor. Mr. Blomquist was granted a BSEE degree with a double major in Business Administration from the University of Utah and also attended the University of Houston, where he pursued a joint Juris Doctor/MBA course of study.

     RON SARTORE has served as a director since March 2004. Mr. Sartore has over 30 years experience in the computer and semiconductor fields and is currently the Vice President of High speed Serial Interfaces (HSSI) Business Unit for Cypress Semiconductor's Personal Communication Division, a position he attained shortly after Cypress's May 1999 accretive acquisition of Anchor Chips, where he was its CEO, and President. Mr. Sartore founded Anchor chips in 1995 and secured $9.5 million in funding from its majority owner; South Korea's LG Semicon. Prior to that, Mr. Sartore worked as a systems architect for San Diego based AMCC. Previous to AMCC, Mr. Sartore was a technical consultant for Array Microsystems, and an employee of Maximum Storage, both in Colorado Springs. In 1985, Mr. Sartore co-founded Cheetah International, a manufacturer of personal computers and peripherals until its acquisition by Northgate Computers in 1990. Cheetah's products, designed in part by Sartore, have received acclaim for their high performance and were the subject of articles in numerous trade magazines. Prior to Cheetah, Mr. Sartore has held technical design positions in the following companies: Inmos, in Colorado Springs, Colorado; Synercom Technology, in Sugarland, Texas; Texas Instruments, in Stafford, Texas; NCR, in Millsboro, Delaware; and Sperry Univac, in Blue Bell, Pennsylvania. Mr. Sartore currently holds 11 US patents and obtained a BS degree in Electrical Engineering from Purdue University.

     ROBERT C. PEARSON has served as a director since July 2002. He joined RENN Capital Group in April 1997 and is Senior Vice President-Investments. From May 1994 to May 1997, Mr. Pearson was an independent financial management consultant primarily engaged by RENN Capital Group. From May 1990 to May 1994, he served as Chief Financial Officer and Executive Vice President of Thomas Group, Inc., a management consulting firm, where he was instrumental in moving a small privately held company from a start-up to a public company with over $40 million in revenues. Prior to 1990, Mr. Pearson spent 25 years at Texas Instruments Incorporated where he served in several positions including Vice President-Controller and later as Vice President-Finance. Mr. Pearson holds a BS in Business from the University of Maryland and was a W.A. Paton Scholar with an MBA from the University of Michigan. He is currently a Director of Poore Brothers, Inc., CaminoSoft, Inc., Advanced Power Technology, Inc., and Simtek, all publicly held. He is also a Director of eOriginal, Inc., a privately held company.

     Our amended and restated articles of incorporation and bylaws provide that if the Board consists of six or more persons, then the members of the Board shall be divided into three classes, each class to be as nearly equal in number as possible. The Board is currently divided into three classes, each class consisting of two directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director's successor is elected and qualified. There are two Class 1 Directors, Messrs. Douglas Mitchell and Robert Keeley, whose terms of office will expire at the 2007 annual meeting, two Class 2 Directors, Messrs. Blomquist and Pearson, whose terms of office will expire at the 2005 annual meeting, and two Class 3 Directors, Messrs. Sartore and Stein, whose terms of office will expire at the 2006 annual meeting. Vacancies on the board of directors are filled by the existing directors.

     In 1994, we entered into a Product License Development and Support Agreement, with Zentrum Mikroelektronik Dresden. This agreement, modified later in 1994 and again in 1995, provides Zentrum Mikroelektronik Dresden the right to appoint two members to our board of directors which members must be acceptable to, and approved by, our board of directors. Although this agreement and its modifications do not have a set termination date, Zentrum Mikroelektronik Dresden's two nominees to our board of directors resigned in April 1998 and Zentrum Mikroelektronik Dresden has not attempted to nominate anyone to our board since then. Zentrum Mikroelektronik Dresden currently holds a competitive position to us in the marketplace. Furthermore, Zentrum Mikroelektronik Dresden's right to appoint two members to our board of directors was subject to Zentrum Mikroelektronik Dresden's compliance with the terms of the Product

License Development and Support Agreement and its amendments. We cannot assure you that Zentrum Mikroelektronik Dresden will not claim that it has the right to appoint two members to our board of directors in the future, again acceptable to and approved by our board of directors, or that Zentrum Mikroelektronik Dresden will not succeed in securing such appointment.

SPECIAL PROVISIONS IN OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BYLAWS

     Our amended and restated articles of incorporation contain a provision limiting the liability of directors to the fullest extent permitted under the Colorado Business Corporation Act. The Colorado Business Corporation Act allows a corporation to limit the personal liability of a director to the corporation or its shareholders for monetary damages for breaches of fiduciary duty as a director except:

     o breaches of the director's duty of loyalty to the corporation or to its shareholders;

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     o other acts specified in the Colorado Business Corporation Act, such as acts involving voting for or assenting to a distribution made in violation of the Colorado Business Corporation Act or our amended and restated articles of incorporation;

     o transactions from which the director derived an improper personal benefit.

     The provisions of the Colorado Business Corporation Act will not impair our ability to seek injunctive relief for breaches of fiduciary duty. Such relief, however, may not always be available as a practical matter.

     Our amended and restated articles of incorporation also contain a provision that requires us to indemnify, to the fullest extent permitted under the Act, directors and officers against all costs and expenses reasonably incurred in connection with the defense of any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other, in which such person may be involved by virtue of being or having been a director, officer or employee.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Simtek pursuant to the foregoing provisions, or otherwise, Simtek has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Our amended and restated articles of incorporation and bylaws provide for a classified board of directors when we have six or more directors. This may have the effect of delaying or preventing changes in control of our management, which could adversely affect the market price of our common stock by discouraging or preventing takeover attempts that might result in the payment of a premium price to our shareholders.

EXECUTIVE COMPENSATION

     The following table sets forth information for each of our last three fiscal years with respect to the annual and long-term compensation of the only individual acting as the Chief Executive Officer during the fiscal year ended December 31, 2003 and each other executive officer of the Company who served during any part of 2003 whose annual salary and bonus for the fiscal year ended December 31, 2003 exceeded $100,000.


                                             Summary Compensation Table

                                                                             Long Term Compensation
                                                                             ----------------------
                                        Annual Compensation                          Awards
                              -----------------------------------------      ----------------------

Name                                                          Other
and                                                           Annual               Securities
Principal                                                     Compen-              Underlying
Position                      Year    Salary($)   Bonus($)    sation($)             Options
---------                     ----    ---------   --------    ---------            ----------


Douglas M. Mitchell(1)        2003    $175,000         --         --                 200,000
Chief Executive Officer       2002    $175,000         --         --                      --
Chief Financial Officer       2001    $167,708    $34,375         --                 300,000
(acting) and President

Thomas Linnenbrink(2)         2003    $141,200         --         --                  30,000
Chief Executive Officer       2002    $135,408         --         --                  30,000
President and Technical       2001    $111,447    $13,520(3)  $5,700(4)              150,000
Director of Q-DOT
Subsidiary

Donald G. Carrigan(5)         2003    $132,500    $29,268(6)      --                  30,000
Vice President of Sales       2002    $130,000    $42,228(6)      --                      --
and Marketing                 2001    $40,625          --         --                 250,000

David W. Still(7)             2003    $134,000         --         --                  50,000
Vice President of             2002    $130,000         --         --                      --
Engineering                   2001    $ 20,417         --         --                 250,000

(1) Mr. Mitchell became our Chief Executive Officer and President on January 1, 1998.

(2) Simtek acquired Q-DOT Group on March 14, 2001 and these payments reflect what he was paid after that date in his capacity as President of our Q-DOT Group subsidiary.

(3) Mr. Linnenbrink personally secured bank loans used in the operations of Q-DOT Group. Mr. Linnenbrink was guaranteed compensation for personally securing these loans. The loans were paid off on March 14, 2002 and Mr. Linnenbrink will receive no further compensation related to these loans.

(4) At the time of the Q-DOT Group acquisition, Mr. Linnenbrink was paid for vacation hours that were in excess of Simtek's vacation policy.

(5) Mr. Carrigan became our Vice President of Sales and Marketing on August 31, 2001.

(6) Mr. Carrigan is on a bonus plan that is directly related to net revenue and department spending.

(7)  Mr. Still became our Vice President of Engineering on December 3, 2001.

OPTION GRANT TABLE

     The following table sets forth certain information with respect to options granted by us during the fiscal year ended December 31, 2003 to the individuals named in the summary compensation table above.



                                             Shares                                                   Potential
                                           subject to                   Market                    Realizable Value
                            Shares          Options                     Price                        at Assumed
                          Subject to       Granted to    Exercise        per                       Annual Rate of
                           Options         Employees       Price       Share on                      Stock Price
                          Granted in     in Fiscal Year     Per        Date of     Expiration     Appreciation for
Name                     Fiscal Year       % of Total      Share        Grant         Date           Option Term
--------------------     -----------     --------------  ---------     --------    ----------   --------------------
                                                                                                   5%         10%
                                                                                                --------------------
Douglas Mitchell          200,000(1)         26.16%        $0.14        $0.14       3/3/2010     $11,399    $26,564
Thomas Linnenbrink         30,000(2)          3.92%        $0.16        $0.16       2/3/2010     $1,954      $4,554
Donald Carrigan            30,000(3)          3.92%        $0.17        $0.17       1/22/2010    $2,076      $4,838
David Still                50,000(4)          6.54%        $0.17        $0.17       1/22/2010    $3,460      $8,064

(1) 200,000 options were granted to Mr. Mitchell in his capacity as Chief Executive Officer, President and acting Chief Financial Officer, these options vest at 1/36th per month over 3 years.

(2) 30,000 options were granted to Mr. Linnenbrink in his capacity as Chief Executive Officer, President and Technical Director of our Q-DOT Group subsidiary; these options vest at 1/36th per month over 3 years.

(3) 30,000 options were granted to Mr. Carrigan in his capacity as Vice President of Sales and Marketing, these options vest at 1/36th per month over 3 years.

(4) 50,000 options were granted to Mr. Still in his capacity as Vice President of Engineering, these options vest at 1/36th per month over 3 years.

YEAR-END OPTION TABLE

     The following table sets forth, as of December 31, 2003, the number of shares subject to unexercised options held by the individuals named in the summary compensation table above. 1,505,279 exercisable options had an exercise price less than the last sale price of our common stock underlying the options as reported by the OTC Electronic Bulletin Board on the last trading day of the fiscal year ended December 31, 2003.


                                  Aggregated Option/SAR Exercises in Last Fiscal Year
                                         and Fiscal Year-End Option/SAR Values


                                                                                             Value of Unexercised
                                                           Number of Unexercised                 in-the-money
                                                             Options at Fiscal                     Options
                                                                 Year-End                     at Fiscal Year-End
                             Shares          Value
                           Acquired on     Realized     Exercisable    Unexercisable    Exercisable      Unexercisable
Name                      Exercise (#)        ($)           (#)             (#)             ($)               ($)
------------------        -------------    --------     -----------    -------------    -----------      -------------
Douglas Mitchell                -              -          961,667         158,333         $801,884         $165,616
Thomas Linnenbrink              -              -          165,000          45,000         $106,308         $ 38,592

Donald G. Carrigan              -              -          196,667          83,333         $185,692         $ 80,208

David W. Still                  -              -          181,945         118,055         $165,737         $110,763


EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2003

                                                                                              Number of securities
                                                                                             remaining available for
                                                                                              future issuance under
                                 Number of securities to          Weighted-average             equity compensation
                               be issued upon exercise of         exercise price of             plans (excluding
                                  outstanding options,          outstanding options,         securities reflected in
        Plan Category              warrants and rights           warrants and rights               column (a))
        -------------          --------------------------       --------------------         ------------------------
Equity compensation plans                  (a)                           (b)                           (c)
approved by security
holders                                  275,000                        $0.45                          --
Equity compensation plans
not approved by security
holders                                 5,519,081                       $0.45                        792,965
Total                                   5,794,081                       $0.45                        792,965

     Please see Note 6, "Stock Option Plans," to our Financial Statements included herewith.

EMPLOYMENT AGREEMENTS

     Mr. Mitchell is employed as President and Chief Executive Officer pursuant to an employment agreement with us. Under the terms of the employment agreement, Mr. Mitchell receives an annual salary of $175,000 and such additional benefits that are generally provided other employees. Mr. Mitchell's employment agreement expired June 1, 2001 but was, and is, automatically renewed for successive one-year terms unless we or Mr. Mitchell elects not to renew. If we terminate the employment of Mr. Mitchell without cause, Mr. Mitchell is entitled to continuation of his base salary and benefits, mitigated by income Mr. Mitchell may earn, for the remainder of the term of the agreement. Mr. Mitchell is subject to a noncompetition covenant for a period of one year from the date of termination.

CONFIDENTIALITY AND NONDISCLOSURE AGREEMENTS

     We generally require our employees to execute confidentiality and nondisclosure agreements upon the commencement of employment with us. The agreements generally provide that all inventions or discoveries by the employee related to our business and all confidential information developed or made known to the employee during the term of employment shall be the exclusive property of us and shall not be disclosed to third parties without the prior approval of us.

DIRECTORS' COMPENSATION

     During 2003 and prior to March 2004, each director who was not also an employee received $1,000 for each meeting of the Board, attended in person, and $500 for each meeting of a committee of the Board. The Chairman of the Board received $4,000 per calendar quarter, $1,000 for each meeting of the Board, attended in person, and $500 for each meeting of a committee of the Board. Directors were also reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to us. During the fiscal year ended December 31, 2003, 15,000 stock options were granted, at the market price on date of grant, to Mr. Harold Blomquist, Dr. Klaus Wiemer (a former director), Dr. Robert Keeley, Mr. John Heightley (a former director) and Mr. Robert Pearson, which market price was $0.165 per share. During 2003, Mr. Harold Blomquist was granted an additional 75,000 stock options which he received for his appointment as Chairman of the Board. The options were granted at the market price on date of grant, which market price was $0.83 per share.

     In March 2004, the board of directors approved a new compensation plan for its directors. Each director who is not also an employee receives $1,500 for attending each meeting of the board of directors, attended in person, and $500 for each meeting of a committee of the board of directors. Each director shall receive a $10,000 annual stipend which will start January 1, 2005; the stipend will be paid quarterly. Until the time as we have two consecutive quarters of net profit, the stipend will be paid in restricted common stock. The cost per common share will be calculated based on the average closing price of our common stock during the 20 trading days prior to issuance. Commencing the first quarter after we have shown two consecutive quarters of audited net profit, the stipend will be paid in cash. Upon initial appointment or election to the board of directors, each newly appointed or elected member shall receive options to purchase 100,000 shares of our common stock. Each member of the board of directors shall receive, within the first month of each calendar year, while serving as a member of the board of directors, a grant of options to purchase 35,000 shares of our common stock. Along with the above compensation, the Chairman of the Board also receives $4,000 per calendar quarter. Directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to us.

     We have adopted a code of business conduct and ethics that applies to our Chief Executive Officer, the Chief Financial Officer, and the Controller, as well as to our directors and employees. The code of business conduct and ethics can be found at our Internet website at www.simtek.com.


                               SECURITY OWNERSHIP

     The first table below sets forth information regarding ownership of our common stock as of July 31, 2004, by each person who is known by us to beneficially own more than five percent of our common stock, by each director, by each executive officer named in the summary compensation table and by all directors and executive officers as a group. Shares issuable within sixty days after July 31, 2004 upon the exercise of options and are deemed outstanding for the purpose of computing the percentage ownership of persons beneficially owning such options or holding such notes but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Shares issuable upon the conversion of the debentures have been included for the purpose of computing the percentage ownership. To the best of our knowledge, the persons listed below have sole voting and investment power with respect to the shares indicated as owned by them subject to community property laws where applicable and the information contained in the notes to the table.

   Name and                                   Amount and Nature
  Address of                                    of Beneficial         Percent of
Beneficial Owner                                  Ownership              Class
----------------                              ------------------      ----------

Douglas M. Mitchell                              923,275 (1)             1.58%
205 Ridge Dr.
Woodland Park, CO 80863

Robert H. Keeley                                  85,000 (2)                 *
P. O. Box 240
Hillside, CO 81232

Thomas E. Linnenbrink                          1,088,295 (3)             1.89%
1457 Smoochers Circle
Colorado Springs, CO 80904

Harold A. Blomquist                               75,000 (4)                 *
13625 Antelope Station
Poway, CA 92064

Donald G. Carrigan                               256,611 (5)                 *
425 Scrub Oak Circle
Monument, CO 80132

David W. Still                                   248,611 (6)                 *
4250 Buckingham Dr. Suite 100
Colorado Springs, CO 80907

Mr. Robert Pearson                                15,000 (7)                 *
8080 N. Central Expressway,
 Suite 210-LB59
Dallas, TX 75203

RENN Capital Group (8)                        14,017,367 (9)            20.68%
8080 N. Central Expressway,
 Suite 210-LB59
Dallas, TX 75203

All officers and directors as a group
   (9 persons)                                 2,691,792 (10)            4.65%

*    Less than one percent.

(1) Represents 44,386 shares of our common stock that Mr. Mitchell acquired through our acquisition of Q-DOT Group, 20,000 shares of our common stock that Mr. Mitchell personally owns and includes 923,275 shares issuable upon exercise of options.

(2) Includes 60,000 shares issuable upon exercise of options. Includes 15,000 shares of our common stock the Mr. Keeley acquired upon the exercise of 15, 000 options and includes 10,000 shares of our common stock held by Mr. Keeley's wife, Sandra D. Keeley. Mr. Keeley disclaims beneficial ownership of these shares.

(3) Represents 894,128 shares of our common stock that Mr. Linnenbrink acquired through our acquisition of Q- DOT Group and includes 194,167 shares issuable upon exercise of options.

(4)  Includes 75,000 shares issuable upon exercise of options.

(5) Represents 500 shares of our common stock that Mr. Carrigan personally owns and includes 256,111 shares issuable upon exercise of options.

(6)  Includes 248,611 shares issuable upon exercise of options.

(7)  Includes 15,000 shares issuable upon exercise of options.

(8) Pursuant to the Convertible Loan Agreement, dated as of June 28, 2002, by and among Simtek and the selling security holders, the selling security holders have the right to designate a nominee to serve as a member of the board of directors. Mr. Robert C. Pearson currently serves on Simtek's board of directors as such nominee.

(9) Assumes conversion, at a conversion price of $0.312 per share, of all debentures issued to affiliates of RENN. Assumes exercise of warrants held by the selling security holders for 750,000 shares of our common stock. Also represents 1,651,982 shares of our common stock that the selling security holders acquired pursuant to the $1,500,000 equity investment on November 7, 2003.

(10) Includes 1,707,778 shares issuable upon exercise of options. Does not include the 14,017,367 shares beneficially owned by RENN Capital Group. Mr. Robert Pearson is a Senior Vice President of RENN Capital Group. Mr. Pearson also holds the position of a director on Simtek's board of directors.

                            SELLING SECURITY HOLDERS

     The following table sets forth information about the selling security holders.

                                                                                                          Percentage
                                                             Number of                       Number of     of Class
                                                        Shares Beneficially    Number of       Shares      Following
                                                           Owned Before         Shares      Following         the
Name and Address of Selling Security Holders                 Offering          Offered     the Offering    Offering
--------------------------------------------            -------------------    ---------   ------------    ----------

Renaissance Capital Growth & Income Fund III, Inc.         5,005,789(1)        4,005,789     1,000,000       1.75%
c/o RENN Capital Group
8080 N. Central Expressway, Suite 210-LB59
Dallas, TX 75206

Renaissance US Growth & Income Trust PLC                   5,005,789(2)        4,005,789     1,000,000       1.75%
c/o RENN Capital Group
8080 N. Central Expressway, Suite 210-LB59
Dallas, TX 75206

BFSUS Special Opportunities Trust PLC                        4,005,789         4,005,789         0              0%
c/o RENN Capital Group
8080 N. Central Expressway, Suite 210-LB59
Dallas, TX 75206


(1) Includes 1,000,000 shares held by Renaissance Capital Growth & Income Fund III, Inc. that were issued in 2000 upon the conversion of debentures originally issued on June 12, 1998.
(2) Includes 1,000,000 shares held by Renaissance US Growth & Income Trust PLC that were issued in 2000 upon the conversion of debentures originally issued on June 12, 1998.

     On November 7, 2003, we closed a $1,500,000 equity financing with the selling security holders. In exchange for the $1,500,000, we issued 550,661 shares of our common stock to each of the three selling security holders. The purchase price of $0.908 per share was based on the average closing price of our common stock as reported on the Over-the- Counter Bulletin Board over the five trading days before closing. In addition to the shares of common stock, each of the three selling security holders received warrants to acquire 250,000 shares of our common stock. The warrants have a 5-year term with an exercise price of $1.25 per share for 125,000 shares and $1.50 per share for 125,000 shares .

     On July 1, 2002, we received $3,000,000 in a financing transaction with the selling security holders. RENN Capital Group is the agent for the selling security holders. The $3,000,000 funding consists of convertible debentures with a 7- year term at a 7.5% per annum interest rate; each of three selling security holders invested $1,000,000. The holder of the debentures has the right, at any time, to convert all, or in multiples of $100,000, any part of the debenture into fully paid and nonassessable shares of our common stock. The debentures are convertible into our common stock at $0.312 per share, which was in excess of the market price per share on July 1, 2002. Based on the conversion rate of $0.312 per share, it would entitle each selling security holder to 3,205,128 shares, totaling approximately 18% post-conversion for the three selling security holders, of our common stock, assuming no other options or warrants are exercised.

     The selling security holders beneficially own 14,017,367 shares of our common stock (assuming conversion of all debentures issued to the selling security holders and the exercise of all warrants issued to the selling security holders). Mr. Robert Pearson is a Senior Vice President of RENN Capital Group, an officer of Renaissance Capital Growth & Income Fund III, Inc. and an investment advisor to all three selling security holders. Mr. Pearson also holds the position of a director on Simtek's board of directors.


                 SPECIFIC RELATIONSHIPS AND RELATED TRANSACTIONS

     Our president and director, Douglas Mitchell was also a director of Q-DOT Group prior to our acquisition of Q-DOT Group. Mr. Mitchell disclosed all material facts as to his conflict of interest in the acquisition. The board of directors determined that the acquisition was fair to us and in our best interest. Mr. Mitchell abstained from the vote of the Q-DOT Group and Simtek board of directors decision to approve the acquisition. At the time of acquisition, Mr. Mitchell owned approximately 1% of the Q-DOT Group shares and he received 44,386 shares of our common stock in connection with our acquisition of Q-DOT Group, pro rata with the terms that all of the other Q-DOT Group shareholders.

     On July 1, 2002, we received funding of $3,000,000 in a convertible debenture financing transaction with the selling security holders. RENN Capital Group is the agent for the selling security holders. Mr. Robert Pearson, a Senior Vice President of RENN Capital Group, became a Simtek director following such transaction. RENN Capital Group, or its affiliates, owns 2,000,000 shares of our common stock.

     On November 7, 2003, we closed our $1,500,000 equity financing with the selling security holders. One of our directors holds the position of Senior Vice President of RENN Capital Group.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     We are authorized to issue 80,000,000 shares of common stock, par value $0.01 per share. Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders. Holders of common stock do not have preemptive rights or rights to convert their common stock into other securities. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of the common stock have the right to a ratable portion of the assets remaining after payment of liabilities.

PREFERRED STOCK

     Our amended and restated articles of incorporation authorize 2,000,000 shares of $1.00 par value preferred stock. The board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series and the designation of such series, without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders and may adversely affect the voting power and other rights of the holders of common stock, including the loss of voting control to others. As of the date of this prospectus, there are no shares of preferred stock outstanding.


                              PLAN OF DISTRIBUTION

     These shares are being offered hereby for sale by the selling security holders who received these shares in a private transaction. These shares will be offered by the selling security holders from time to time (i) on the over-the-counter market, where the common stock is traded, or elsewhere, at fixed prices which may be changed, at market prices prevailing at the time of offer and sale, at prices related to such prevailing market prices or at negotiated prices and (ii) in negotiated transactions, through the writing of options on the shares, or a combination of such methods of sale. The selling security holders may effect such transactions by offering and selling the shares directly or to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling security holders may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customer commissions).

     The selling security holders and any broker-dealers who are in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                                  LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon by Holme Roberts & Owen LLP, Denver, Colorado.


                                     EXPERTS

     The financial statements of Simtek Corporation as of December 31, 2003 and for the years ended December 31, 2003 and December 31, 2002 included within this prospectus have been so included in reliance on the report of Hein & Associates LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect our reports, proxy statements and other information without charge at the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. You may also obtain copies there at the prescribed rates. You may obtain information on the operation of the Commission's public reference facilities by calling the Commission in the United States at 1-800-SEC-0330. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     We have filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933, as amended (the"Securities Act"), with respect to the common stock we are offering (the "registration statement"). This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the common stock offered, you should refer to the registration statement, including the exhibits and schedules thereto, which may be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission at the addresses set forth above.

                               SIMTEK CORPORATION

                          INDEX TO FINANCIAL STATEMENTS



                                                                           PAGE
                                                                           ----

Independent Auditor's Report.........................................        F-2

Consolidated Balance Sheet - December 31, 2003.......................        F-3

Consolidated Statements of Operations - For the Years Ended
    December 31, 2003 and 2002.......................................        F-4

Consolidated Statements of Changes in Shareholders' Equity -
    For the Years Ended December 31, 2003 and 2002...................        F-5

Consolidated Statements of Cash Flows  - For the Years Ended
     December 31, 2003 and 2002......................................        F-6

Notes to Consolidated Financial Statements - For the Years
     Ended December 31, 2003 and 2002................................ F-7 - F-19

Consolidated Balance Sheet (Unaudited) - March 31, 2004 .............       F-20

Consolidated State of Operations (Unaudited) - For the
     three months ended March 31, 2004 and 2003......................       F-21

Consolidated Statement of Cash Flows (Unaudited) - for the
      three months ended March 31, 2004 and 2003.....................       F-22

Notes to Unaudited Consolidated Financial Statements - For the
      three months ended March 31, 2004 and 2003.....................  F-23-F-25

                          INDEPENDENT AUDITOR'S REPORT




Board of Directors and Shareholders
Simtek Corporation
Colorado Springs, Colorado


We have audited the accompanying consolidated balance sheet of Simtek Corporation and subsidiary as of December 31, 2003 and the related statements of operations, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Simtek Corporation as of December 31, 2003, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.



/s/ Hein & Associates LLP
HEIN & ASSOCIATES LLP

Denver, Colorado
January 28, 2004

                               SIMTEK CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2003


                                     ASSETS
                                     ------

CURRENT ASSETS:
    Cash and cash equivalents                                      $  3,431,679
    Certificate of deposit, restricted                                  300,000
    Acounts receivable - trade, net of allowance for
       doubtful accounts and return allowances of
       approximately $130,000                                         1,923,542
    Inventory, net                                                    1,201,432
    Prepaid expenses and other current assets                           129,554
                                                                   ------------
             Total current assets                                     6,986,207
EQUIPMENT AND FURNITURE, net                                            862,009
DEFERRED FINANCING COSTS                                                 91,280
OTHER ASSETS                                                             58,291
                                                                   ------------
TOTAL ASSETS                                                       $  7,997,787
                                                                   ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES:
    Accounts payable                                               $  1,038,634
    Accrued expenses                                                    390,079
    Accrued vacation payable                                            179,580
    Line of credit                                                      150,000
    Obligation under capital leases                                     123,585
                                                                   ------------
             Total current liabilities                                1,881,878
NOTES PAYABLE                                                             5,000
DEBENTURES                                                            3,000,000
OBLIGATIONS UNDER CAPITAL LEASES, NET OF CURRENT PORTION                 61,221
                                                                   ------------
             Total liabilities                                        4,948,099

COMMITMENTS AND CONTINGENCIES (Notes 5 and 7)

SHAREHOLDERS' EQUITY:
    Preferred stock, $1.00 par value; 2,000,000
         shares authorized, none issued                                      --
    Common stock, $.01 par value; 80,000,000 shares authorized,
         56,723,352 shares issued and 56,713,352 shares
         outstanding                                                    567,134
    Additional paid-in capital                                       39,230,210
    Treasury stock, at cost; 10,000 shares                              (12,504)
    Accumulated deficit                                             (36,735,152)
                                                                   ------------
             Total shareholders' equity                               3,049,688
                                                                   ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $  7,997,787
                                                                   ============




       See accompanying notes to these consolidated financial statements.


                                                 SIMTEK CORPORATION

                                       CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                                      FOR THE YEARS ENDED
                                                                                                          DECEMBER 31,
                                                                                           ----------------------------------------

                                                                                               2003                        2002
                                                                                           -------------               -------------
NET SALES                                                                                  $ 14,503,771                $ 14,326,705

    Cost of sales                                                                             9,621,249                   8,481,262
                                                                                           ------------                ------------
GROSS MARGIN                                                                                  4,882,522                   5,845,443

OPERATING EXPENSES:
    Research and development costs                                                            4,518,528                   4,308,499
    Sales and marketing                                                                       1,546,774                   1,641,508
    General and administrative                                                                  847,503                     754,676
                                                                                           ------------                ------------
             Total operating expenses                                                         6,912,805                   6,704,683
                                                                                           ------------                ------------

LOSS FROM OPERATIONS                                                                         (2,030,283)                   (859,240)

OTHER INCOME (EXPENSE):
    Interest income                                                                              30,116                      42,447
    Interest expense                                                                           (254,144)                   (147,921)
    Other income (expense)                                                                      (18,330)                      1,847
                                                                                           ------------                ------------
             Total other income (expense)                                                      (242,358)                   (103,627)
                                                                                           ------------                ------------

LOSS BEFORE PROVISION FOR INCOME TAXES                                                     $ (2,272,641)               $   (962,867)

      Provision for income taxes                                                                     --                          --
                                                                                           ------------                ------------
NET LOSS                                                                                   $ (2,272,641)               $   (962,867)
                                                                                           ============                ============

NET LOSS PER COMMON SHARE:
    Basic and diluted EPS                                                                  $       (.04)               $       (.02)
                                                                                           ============                ============
WEIGHTED AVERAGE COMMON SHARE OUTSTANDING:
    Basic and diluted EPS                                                                    54,889,008                  54,204,525
                                                                                           ============                ============



                         See accompanying notes to these consolidated financial statements.

                                                      SIMTEK CORPORATION
                                  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                           FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002




                                                         Common Stock         Additional                                 Total
                                                  ------------------------     Paid-in     Treasury     Accumulated   Shareholders'
                                                    Shares        Amount       Capital      Stock         Deficit        Equity
                                                  ----------    ----------   -----------   --------    ------------   -------------

BALANCES, January 1, 2002                         54,026,273     $ 540,262   $37,547,590   $(12,504)   $(33,499,644)   $ 4,575,704

    Exercise of stock options                        356,000         3,561        47,285          -               -         50,846
    Net loss                                               -             -             -          -        (962,867)      (962,867)
                                                  ----------     ---------   -----------   --------    ------------    -----------

BALANCES, December 31, 2002                       54,382,273       543,823    37,594,875    (12,504)    (34,462,511)     3,663,683
                                                  ----------     ---------   -----------   --------    ------------    -----------

    Exercise of stock options                        679,097         6,791       176,340          -               -        183,131
    Equity financing November 7, 2003, net
      of $24,485 in costs                          1,651,982        16,520     1,458,995          -               -      1,475,515
    Net loss                                               -             -             -          -      (2,272,641)    (2,272,641)
                                                  ----------     ---------   -----------   --------    ------------    -----------
BALANCES, December 31, 2003                       56,713,352     $ 567,134   $39,230,210   $(12,504)   $(36,735,152)   $ 3,049,688
                                                  ==========     =========   ===========   ========    ============    ===========


                              See accompanying notes to these consolidated financial statements.



                                                  SIMTEK CORPORATION
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          FOR THE YEARS ENDED
                                                                                                              DECEMBER 31,
                                                                                                     -------------------------------

                                                                                                        2003               2002
                                                                                                     ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                                         $(2,272,641)       $  (962,867)
    Adjustments to reconcile net loss to net cash used in operating activities:
             Depreciation and amortization                                                               497,701            443,146
             Loss on disposal of assets                                                                   36,542              5,705
             Net change in allowance accounts                                                            (16,376)           (71,150)
             Deferred financing fees                                                                      16,596              8,298
             Changes in assets and liabilities:
               (Increase) decrease in:
                 Accounts receivable                                                                     402,361           (618,653)
                 Inventory                                                                               411,358            261,442
                 Prepaid expenses and other                                                              114,542           (123,972)
               Increase (Decrease) in:
                 Accounts payable                                                                        (49,314)          (328,848)
                 Accrued expenses                                                                         64,626           (122,594)
                 Deferred revenue                                                                        (40,500)            25,500
                                                                                                     -----------        -----------
         Net cash used in operating activities                                                         (835,105)         (1,483,993)
                                                                                                     ----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of equipment and furniture                                                                 (501,244)          (163,657)
                                                                                                     -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Borrowings from line-of-credit and the issuance of a note                                           250,000                 --
     Payments on notes payable and line of credit                                                       (100,000)          (109,976)
    Payments on capital lease obligation                                                                (168,350)          (125,017)
    Equity financing November 2003, net                                                                1,475,515                 --
    Convertible debentures, net of deferred financing fees                                                    --          2,883,825
    Exercise of stock options                                                                            183,131             50,846
                                                                                                     -----------        -----------
         Net cash provided by  financing activities                                                    1,640,296          2,699,678
                                                                                                     -----------        -----------

NET INCREASE  IN CASH AND CASH EQUIVALENTS                                                               303,947          1,052,028
                                                                                                       3,127,732          2,075,704
                                                                                                     -----------        -----------
CASH AND CASH EQUIVALENTS, beginning of year
CASH AND CASH EQUIVALENTS, end of year                                                               $ 3,431,679        $ 3,127,732
                                                                                                     ===========        ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
     Purchase of equipment through payables and capital leases                                       $   144,160        $    88,457
                                                                                                     ===========        ===========
     Cash paid for interest                                                                          $   253,219        $   146,804
                                                                                                     ===========        ===========




                         See accompanying notes to these consolidated financial statements.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:
     ------------------------------------------------------

     NATURE OF BUSINESS OPERATIONS - Simtek Corporation (the "Company") designs, develops, markets and subcontracts the production of high performance nonvolatile semiconductor memories and programmed semiconductor logic products. The Company's operations have concentrated on the design and development of the 1 megabit, 256 kilobit, 64 kilobit, and 16 kilobit nonvolatile semiconductor memory product families and associated products and technologies as well as the development of sources of supply and distribution channels. The Company also provides electronics engineering research and development contracts.

     CONSOLIDATION POLICY - The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Q-DOT.

     REVENUE RECOGNITION, SEMICONDUCTOR PRODUCTS - Product sales revenue is recognized when a valid purchase order has been received and the products are shipped to customers, including distributors. Customers receive a one-year product warranty and sales to distributors are subject to a limited product exchange program and product pricing protection in the event of changes in the Company's product price. The Company provides a reserve for possible product returns, price changes and warranty costs at the time the sale is recognized.

     REVENUE RECOGNITION, GOVERNMENT CONTRACTS - Revenues from cost-plus-fee contracts are recognized on the basis of costs incurred during the period plus the fee earned. Revenues from fixed-price contracts are recognized on the percentage-of-completion method. The percentage-of-completion is measured by the total costs incurred to date to estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. Because of inherent uncertainties in estimating costs, it is reasonably possible that the estimates used will change within the near term.

     CONTRACT REVENUES AND RELATED COSTS - Substantially all of Q-DOT revenues result from contract services performed for the various agencies of United States Government (the "Government") under a variety of contracts and subcontracts, some of which provide for reimbursement of costs-plus-fees, and others which are fixed-price. The majority of the contracts are for services performed in Colorado. For some services rendered on Government contracts, the time between providing the services and the final cash realization from the sale of such services may extend two or more years.

     Costs on contracts with the government (including allocable indirect costs) are subject to audit and adjustment by negotiations between the Company and Government representatives. Costs submitted for reimbursement are subject to Government audits for compliance with government cost accounting standards, federal acquisitions regulations and other contract terms. Negotiations for all of the years through March 31, 1999 have been completed without any material adjustments. Management does not believe the results of the March 31, 2000, December 31, 2000, December 31, 2001, December 31, 2002 and December 31, 2003 government audits and subsequent negotiations will have a material effect on the accompanying financial statements.

     Direct costs of contracts include all direct labor, supplies, and equipment costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     At the time a loss on a contract becomes known, the entire amount of the estimated loss on both short and long- term contracts is accrued.

     Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2003, substantially all of the Company's cash and cash equivalents were held by a single bank, of which approximately $3,561,647 was in excess of Federally insured amounts.

     Receivables and Credit Policies - Trade receivables consist of uncollateralized customer obligations due under normal trade terms requiring payment within 30 days of the invoice date. In most cases, trade receivables are applied to a specific identified invoice. Management reviews trade receivables periodically and reduces the carrying amount by a valuation allowance that reflects management's best estimate of the amount that may not be collectible.

     Inventory - The Company records inventory using the lower of cost (first-in, first-out) or market. Inventory at December 31, 2003 included:


               Raw materials                        $    54,257
               Work in process                          814,454
               Finished goods                           484,757
                                                    -----------
                                                      1,353,468
               Less reserves for excess inventory      (152,036)
                                                    -----------
                                                    $ 1,201,432
                                                    ===========

     DEPRECIATION & Amortization - Equipment and furniture are recorded at cost. Depreciation is provided over the assets' estimated useful lives of three to seven years using the straight-line and accelerated methods. The cost and accumulated depreciation of furniture and equipment sold or otherwise disposed of are removed from the accounts and the resulting gain or loss is included in operations. Maintenance and repairs are charged to operations as incurred and betterments are capitalized. The Company has patents and trademarks valued at $125,000 which were capitalized and recorded as intangible assets. The Company is currently amortizing the patents and trademarks over a five year life.

     RESEARCH AND DEVELOPMENT COSTS - Research and development costs are charged to operations in the period incurred.

     ADVERTISING - The Company incurs advertising expense in connection with the marketing of its product. Advertising costs are expensed as advertising takes place. Advertising expense was $39,660 and $15,162 in 2003 and 2002, respectively.

     LOSS PER SHARE - Basic EPS is calculated by dividing the income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. As the Company incurred losses in 2002 and 2003, all common stock equivalents would be considered anti-dilutive. For purposes of calculating diluted EPS, 5,794,081 and 5,539,386 options for 2003 and 2002, respectively, were excluded from diluted EPS as they had an anti-dilutive effect.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     ACCOUNTING ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The actual results could differ from those estimates. The Company's financial statements are based upon a number of significant estimates, including the allowance for doubtful accounts, technological obsolescence of inventories, the estimated useful lives selected for property and equipment, sales returns, warranty reserve, percentage of completion on projects in process at year-end, potential adjustments for government contracts and the valuation allowance on the deferred tax assets.

     CONCENTRATION OF CREDIT RISK - Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of accounts receivable. The Company has no significant off-balance sheet concentrations of credit risk. Accounts receivable are typically unsecured and are derived from transactions with and from customers located worldwide.

     IMPAIRMENT OF LONG-LIVED ASSETS - In the event that facts and circumstances indicate that the cost of assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

     STOCK-BASED COMPENSATION - As permitted under the SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounts for its stock-based compensation in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense is recorded on the date of grant if the current market price of the underlying stock exceeds the exercise price. Certain pro forma net loss and EPS disclosures for employee stock option grants are included below as if the fair value method as defined in SFAS No. 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the fair value method, the Company's net loss and EPS would have been increased to the pro forma amounts indicated below.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                    Years Ended December 31,
                                                                -------------------------------
                                                                     2003              2002
                                                                --------------   --------------
Net loss as reported                                            $  (2,272,641)   $    (962,867)
  Add: Stock based compensation included in reported net loss              --               --
  Deduct: Fair value of stock based compensation                     (520,073)        (621,701)
                                                                -------------    -------------
Pro forma net loss                                              $  (2,792,714)   $  (1,584,568)
                                                                =============    =============

Net loss as reported - basic and diluted                        $        (.04)   $        (.02)
  Deduct: Fair value of loss per share                                   (.01)            (.01)
                                                                -------------    -------------
Pro forma net loss - basic and diluted                          $        (.05)   $        (.03)
                                                                =============    =============

     The fair value of each option granted in 2003 and 2002 was estimated on the date of grant, using the Black- Scholes option-pricing model with the following:

                                                 Options Granted During
                                                 ----------------------
                                                   2003         2002
                                                 --------     ---------

              Expected volatility                 122.2%       132.9%
              Risk-free interest rate               2.0%         3.2%

              Expected dividends                     --           --

              Expected terms (in years)             4.0          4.0


     INCOME TAXES - The Company accounts for income taxes under the liability method, whereby current and deferred tax assets and liabilities are determined based on tax rates and laws enacted as of the balance sheet date. Deferred tax expense represents the change in the deferred tax asset/liability balance. Valuation allowances are recorded for deferred tax assets that are not expected to be realized.

     BUSINESS SEGMENTS - The Company has adopted Statement of Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS 131"), which established standards for the way companies report information about their operating segments. Prior period amounts have been restated to conform to the requirements of this new statement.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS -In May 2003, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Management believes the adoption of SFAS No. 150 had no impact on its financial position or results of operations.

2.   EQUIPMENT AND FURNITURE:
     -----------------------

     Equipment and furniture at December 31, 2003 consisted of the following:



     Leased software under capital leases                      $   589,210
     Research and development equipment                          1,729,907
     Computer equipment and software                             1,421,038
     Office furniture                                              235,135
     Other equipment                                               270,899
                                                               -----------
                                                                 4,246,189
     Less accumulated depreciation and amortization             (3,384,180)
                                                               -----------
                                                               $   862,009
                                                               ===========

     The cost of equipment and furniture acquired for research and development activities that has alternative future use is capitalized and depreciated over its estimated useful life.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Depreciation and amortization expense of $497,701 and $443,146 was charged to operations for the years ended December 31, 2003 and 2002 respectively. Included in the amortization expense for 2003 and 2002 was $112,921 and $83,886, respectively, of amortization of software and research and development equipment under capital leases. At December 31, 2003, accumulated amortization for software under capital leases was $320,952.


3.   REVOLVING LINE-OF-CREDIT AND LETTER-OF-CREDIT:
     ---------------------------------------------

     As of December 31, 2003, the Company had a $250,000 revolving line of credit (LOC). The LOC bears interest at prime plus .75% (4.75% at December 31, 2003), matures in April 2004, and is collateralized by the assets of the Company. $150,000 was outstanding as of December 31, 2003.

     When the Company acquired Integrated Logic Systems, it also acquired a note payable related to a reorganization plan that Integrated Logic Systems went through. The reorganization plan required that annual payments of $5,000, with no interest, be made to a legal entity serving as a trustee for these creditors, payments started on September 15, 1995. The legal entity serving as the trustee for these creditors was dissolved in 1995 and all payments made to the trustee by the Company have been returned. Based on the statute of limitations for the State of Colorado, the Company began writing off $5,000 per year in 2001. At December 31, 2003, the note payable was $5,000.

     The Company has a letter of credit arrangement with one of the Company's suppliers which requires the Company to maintain a $300,000 certificate of deposit as collateral, which is reflected as restricted cash.


4.   CONVERTIBLE DEBENTURES:
     ----------------------

     On July 1, 2002, the Company received funding of $3,000,000 in a financing transaction with RENN Capital Group, Inc. (formerly Renaissance Capital Group, Inc.). RENN Capital Group, Inc. is the agent for three investment funds: Renaissance Capital Growth and Income Fund III, Inc., Renaissance US Growth & Income Trust, PLC and BFS US Special Opportunities Trust, PLC. One of the Company's directors holds the position of Senior Vice President of RENN Capital Group. The $3,000,000 funding consists of convertible debentures with a 7-year term at a 7.5% per annum interest rate. Each fund equally invested $1,000,000. The holder of the debenture shall have the right, at any time, to convert all, or in multiples of $100,000, any part of the Debenture into fully paid and nonassessable shares of Simtek Corporation common stock. The debentures are convertible into Simtek common stock at $0.312 per share, which was in excess of the market price per share on July 1, 2002. Based on the conversion rate of $0.312 per share, it would entitle each fund to 3,205,128 shares of Simtek common stock. During the first nine months of 2003, the Company was not in compliance with two of the covenants set forth in the loan agreement. On February 27, 2004, the Company received a waiver for one of the covenants and a modification and a waiver to the loan agreement with respect to the other. The waiver and modification are effective through April 1, 2005. The Company is currently in compliance with the modified covenant and estimates they will remain in compliance in the forthcoming year. However, significant variances in future actual operations from the Company's current estimates could result in the reclassification of this note to current liabilities.


5.   COMMITMENTS:
     -----------

     OFFICES LEASES - The Company leases office space under a lease, which expires on February 28, 2013. Monthly lease payments are approximately $16,000.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Through the acquisition of Q-DOT, the Company has non-cancelable long-term lease agreements for office space, office furnishings and equipment that expire at various dates through December 2006.

     The Company leases furniture, equipment, and its office under operating leases, which expire over the next seven years.

     Future minimum lease payments under the equipment, furniture and office leases described above are as follows:


             Years Ending
             December 31,
           ----------------
                2004                                       $  861,405
                2005                                          685,549
                2006                                          228,122
                2007                                          208,616
            2008 & After                                    1,267,849
                                                           ----------
                                                           $3,251,541
                                                           ==========

     Office rent and equipment lease expense totaled $769,870 and $603,344 for the years ended December 31, 2003 and 2002, respectively.

     In addition, the Company leases research and development software under four capital leases, which will expire over the next three years. At December 31, 2003, future minimum lease payments under the lease described above is as follows:


             Years Ending
             December 31,
           ----------------
                2004                                        $150,663
                2005                                          52,620
                2006                                           8,770
                                                            --------

           Total net minimum lease payments                  212,053

           Less interest and taxes                           (27,247)
                                                           ---------
           Present value of net minimum lease payments       184,806
           Less current portion of capital leases           (123,585)
                                                           ---------
                                                           $  61,221
                                                           =========

     EMPLOYMENT AGREEMENTS - Mr. Mitchell is employed as President and Chief Executive Officer pursuant to an employment agreement with the Company. Under the terms of the employment agreement, Mr. Mitchell receives an annual salary of $175,000 and such additional benefits that are generally provided other employees. Mr. Mitchell's employment agreement expired June 1, 2001 but was, and is, automatically renewed for successive one-year terms unless the Company or Mr. Mitchell elects not to renew. If the Company terminates the employment of Mr. Mitchell without cause, Mr. Mitchell is entitled to continuation of his base salary and benefits, mitigated by income Mr. Mitchell may earn, for the remainder of the term of the agreement. Mr. Mitchell is subject to a noncompetition covenant for a period of one year from the date of termination.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.   SHAREHOLDERS' EQUITY:
     --------------------

     On November 7, 2003, the Company closed a $1,500,000 equity financing with RENN Capital Group, Inc.. In exchange for the $1,500,000, the Company issued 1,651,982 shares of its common stock to RENN Capital Group, Inc. One of the Company's directors holds the position of Senior Vice President of RENN Capital Group. The purchase price was based on the average closing price of the Company's common stock as reported on the Over-the-Counter Bulletin Board over the five trading days before closing, which average closing price was $0.908 per share. In addition to the shares of common stock, each fund received warrants to acquire 250,000 shares of the Company's common stock. The warrants have a 5-year term with 125,000 shares being exercisable at $1.25 per share and 125,000 shares being exercisable at $1.50 per share.

     WARRANTS - A summary of the warrants outstanding as of December 31, 2003, is as follows:

                                                                                                             Per
                                                                               # of                        Warrant      Extended
                                                                             Warrants       Expiration     Exercise     Value of
Warrant Holder                             Description     Issue Date       Outstanding        Date          Price      Warrants
--------------                             -----------     ----------       -----------     ----------     ---------   ----------
BFSUS Special Oportunities Trust Plc.        Warrants      11/7/2003          125,000       11/7/2008        $1.25     $  156,250

BFSUS Special Oportunities Trust Plc         Warrants      11/7/2003          125,000       11/7/2008        $1.50     $  187,500

Renaissance US Growth & Investment
Trust Plc.                                   Warrants      11/7/2003          125,000       11/7/2008        $1.25     $  156,250

Renaissance US Growth & Investment
Trust Plc.                                   Warrants      11/7/2003          125,000       11/7/2008        $1.50     $  187,500

Renaissance Capital Growth & Income
Fund III                                     Warrants      11/7/2003          125,000       11/7/2008        $1.25     $  156,250

Renaissance Capital Growth & Income
Fund III                                     Warrants      11/7/2003          125,000       11/7/2008        $1.50     $  187,500
                                                                              -------                                  ----------
Total Warrants                                                                750,000                                  $1,031,250
                                                                              =======                                  ==========


     STOCK OPTION PLANS - The Company has approved two stock option plans that authorize 600,000 incentive stock options and 9,900,000 non-qualified stock options that may be granted to directors, employees, and consultants. On September 26, 2001, the Incentive Stock Option Plan terminated. All options outstanding at the time of the plan termination may be exercised in accordance with their terms. The Non-Qualified Stock Option Plan which was adopted in 1994 remains in effect. The plans permitted the issuance of incentive and non-statutory options and provide for a minimum exercise price equal to 100% of the fair market value of the Company's common stock on the date of grant. The maximum term of options granted under the plans are 10 years and options granted to employees expire three months after the termination of employment. None of the options may be exercised during the first six months of the option term. No options may be granted after 10 years from the adoption date of each plan.

     Following is a summary of activity under these stock option plans for the years ended December 31, 2003 and 2002:

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                   2003                            2002
                                      ------------------------------   ----------------------------
                                                         Weighted                         Weighted
                                                         Average                          Average
                                         Number          Exercise         Number          Exercise
                                        of Shares         Price         of Shares         Price
                                       -----------     ------------    -----------      -----------
Outstanding, beginning of year          5,539,386         $ .47         5,286,872          $ .46

       Granted                          1,224,500           .21           912,500            .35
       Expired                            (45,000)         (.13)         (153,986)           .14
       Exercised                         (679,097)         (.27)         (356,000)          (.14)
       Canceled                          (245,708)         (.39)         (150,000)          (.31)
                                        ----------                      ---------

Outstanding, end of year                5,794,081         $ .45         5,539,386          $ .47
                                        =========                       =========

     All options granted during 2003 and 2002, were at the current market price and the weighted average fair value was $0.17 and $0.29, respectively. At December 31, 2003, options for 4,349,935 shares were exercisable and of the remaining options of 1,444,146; 971,965, 418,827 and 53,354 shares will become exercisable in 2004, 2005, and 2006, respectively.

     The following information summarizes stock options outstanding at December 31, 2003:

                               Outstanding                                                             Exercisable
------------------------------------------------------------------------------------        -----------------------------------
                                               Weighted Average
                           ---------------------------------------------------------

                                                  Remaining              Weighted                                    Weighted
Exercise                     Number              Contractual             Average                Number                Average
 Price                     Outstanding          Life in Months        Exercise Price         Exercisable          Exercise Price
--------                   -----------          --------------        --------------         -----------          --------------
$0.13 - 0.19                1,420,391                 59                  $0.17                 624,870                $0.17
$0.25 - 0.32                1,029,419                 52                  $0.27                 756,641                $0.27
$0.32 - 0.50                1,923,576                 45                  $0.40               1,673,007                $0.36
$0.60 - 0.83                  820,695                 57                  $0.65                 695,417                $0.62
$1.13 - 1.50                  600,000                 41                  $1.28                 600,000                $1.25
                            ---------                                                         ---------
                            5,794,081                                                         4,349,935
                            =========                                                         =========


     INCENTIVE STOCK OPTION PLAN - At the time of the acquisition of Q-DOT, Q-DOT had an Incentive Stock Option Plan for the benefit of its employees. At December 31, 2000, Q-DOT had outstanding options to purchase 5,356 shares of its stock. At the time of closing, these options converted into 94,601 options to purchase Simtek Common Stock. No further options will be issued under this plan and all options outstanding will continue to vest per their original vesting schedule. These options have not been included in the above tables. As of December 31, 2003 there were 90,185 options to purchase Simtek Common Stock outstanding.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Other - Preferred Stock may be issued in such series and preferences as determined by the Board of Directors.

7.   SIGNIFICANT CONCENTRATION OF CREDIT RISK, MAJOR CUSTOMERS, AND OTHER RISKS
     --------------------------------------------------------------------------
     AND UNCERTAINTIES:
     -----------------

     Sales by location for the years ended December 31, 2003 and 2002 were as follows (as a percentage of sales):

                                                  2003             2002
                                                  ----             ----

             United States                        46%               61%
             Europe                               11%                9%
             Far East                             38%               24%
             All Others                            5%                6%
                                                 ----              ----
             Total                               100%              100%


     Sales from government contracts accounted for approximately 15% and 13% of total sales for the years ended December 31, 2003 and 2002, respectively. Sales from the Company's military products accounted for approximately 12% and 17% of total sales for the years ended December 31, 2003 and 2002, respectively.

     Sales to unaffiliated customers which represent 10% or more of the Company's sales for the years ended December 31, 2003 and 2002 were as follows (as a percentage of sales) :


            Customer                              2003             2002
            --------                              ----             ----

               A                                   16%              12%
               B                                    7%              16%


     All customers identified above are from the semiconductor segment of the Company's business.

     At December 31, 2003, the Company had gross trade receivables totaling $311,767 due from the above two customers.

     In 2003 and 2002, the Company purchased all of its memory wafers, based on
     0.8 micron technology from a single supplier Chartered Semiconductor Manufacturing. Approximately 78% and 80% of the Company's net revenue for 2003 and 2002, respectively, were from finished units produced from these wafers. The Company had an agreement with Chartered Semiconductor Manufacturing to provide wafers, which expired in September 1998. This agreement has not been extended or terminated, however, this supplier still provides wafers to the Company. In February 2003, the Company received notification from Chartered Semiconductor Manufacturing that they will close their wafer fabrication facility #1, where the Company's memory wafers are manufactured, by March 2004. The Company and Chartered are in the process of transferring the manufacturing of the Company's memory wafers to Chartered's manufacturing facility #2. Facility #2 is newer and more modern than facility #1, processing 8 inch wafers rather than the older 6 inch wafers processed in facility #1. Assuming the transfer can produce memory wafers that meet the Company's specifications, the Company anticipates the transfer to be completed in time to provide an uninterrupted supply of the Company's current 0.8 micron family of nonvolatile Static Random Access memory products. This would avoid any material impact on its ability to support customers. If the Company and Chartered cannot complete the transfer of manufacturing into facility

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     #2 or if the Company cannot contract with another supplier, this will have a material negative impact on the Company's future revenues and earnings. The Company has not had a manufacturing contract with Chartered Semiconductor Manufacturing since 1998. However, the Company has maintained a good relationship with Chartered for the pricing and delivery of the Company's wafers. Due to not having a contract with Chartered Semiconductor Manufacturing and the volatility of the semiconductor market, the Company may not have control over the pricing and availability of the wafers the Company requires in order to build the Company's products. The risk of the Company not receiving the products and pricing the Company needs from Chartered Semiconductor Manufacturing has escalated, but the Company is evaluating alternative sources of supply. If the Company is unable to obtain the products and pricing it needs, the Company's business could suffer.

     In addition, the Company purchased all of its logic wafers from two suppliers located in Singapore and Taiwan. Approximately 7% of its net revenue for 2003 and 2002 were from finished units produced from these wafers. In February 2003, the Company received notification from United Microelectronics that it will be unable to supply us with logic wafers after August 2003. The Company supported customers with 0.5 micron logic wafers manufactured at United Microelectronics through December 2003 by offering opportunities to purchase their life-time requirements for these products with deliveries scheduled by the end of the year. As of December 31, 2003, the Company does not plan to support sales of logic products to the market.


8.   TAXES:
     -----

     Deferred taxes result from temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The components of deferred taxes are as follows:


                                                                Deferred Tax
                                                              Assets (Liability)
                                                              -----------------

Current:
    Allowance for doubtful accounts                              $      3,000
    Reserves                                                          142,000
    Accrued expenses                                                   79,000
                                                                 ------------
    Net current deferred tax before
      valuation allowance                                             224,000
    Valuation allowance                                              (224,000)
                                                                 ------------
Total current deferred tax                                       $         --
                                                                 ============
Non-Current:
    Net operating losses                                         $ 11,791,000
    Property and equipment                                            (19,000)
    Intangibles                                                     1,172,000
    AMT credit                                                          8,000
                                                                 ------------
Net non-current deferred tax asset before
   valuation allowance                                             12,952,000
Valuation allowance                                               (12,952,000)
                                                                 ------------
Total non-current deferred tax asset                             $         --
                                                                 ============

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The net current and non-current deferred tax assets have a 100% valuation allowance resulting from the inability to predict sufficient future taxable income to utilize the assets. The valuation allowance for 2003 decreased $525,000 and increased $526,000 in 2002.

     At December 31, 2003, the Company has approximately $32,000,000 available in net operating loss carryforwards which begins to expire from 2004 to 2016. As a result of certain non-qualified stock options which have been exercised, approximately $3,603,000 of the net operating loss carryforward will be charged to "paid in capital," when, and if, the losses are utilized. Also, a substantial portion of the net operating loss may be subject to Internal Revenue Code Section 382 limitations.

     Total income tax expense for 2003 and 2002 differed from the amounts computed by applying the U.S. Federal statutory tax rates to pre-tax income as follows:


                                                              2003         2002
                                                             ------      -------

Statutory rate                                               (34.0)%     (34.0)%
State income taxes, net of Federal income tax benefit         (3.3)%      (3.3)%
Increase (reduction) in valuation allowance
    related to of net operating loss carryforwards
    and change in temporary differences                       37.3%       37.3%
                                                             -----       -----
                                                             $   -       $   -
                                                             =====       =====

9.   BUSINESS SEGMENTS
     -----------------

     The Company has two reportable segments. One segment designs and produces semiconductor devices for sale into the semiconductor market. The second segment specializes in advanced technology research and development for data acquisition, signal processing, imaging and data communications that is supported by government and commercial contracts. Although both segments are managed as part of an integrated enterprise, they are reported herein in a manner consistent with the internal reports prepared for management.

     Transactions between reportable segments are recorded at cost. Substantially all operating expenses are identified per each segment. Substantially all of the Company's assets are located in the United States of America.

       Description                  Years            Semiconductor              Government                Total
                                                        Devices                  Contracts
Net sales                            2003            $ 12,262,820             $  2,240,951             $ 14,503,771
                                     2002              12,422,087                1,904,618               14,326,705

Net income (loss)                    2003            $ (2,388,730)            $    116,089             $ (2,272,641)
                                     2002              (1,027,908)                  65,041                 (962,867)

Interest income                      2003            $     30,116             $         --             $     30,116
                                     2002                  42,447                       --                   42,447


                                       F-18



                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Interest expense                     2003            $   (254,144)            $         --             $   (254,144)
                                     2002                (146,176)                  (1,745)                (147,921)

Depreciation and                     2003            $    469,498             $     28,203             $    497,701
amortization                         2002                 407,193                   35,953                  443,146

Total Assets                         2003            $  7,302,829             $    694,958             $  7,997,787
                                     2002               7,931,832                  575,218                8,507,050


                                           SIMTEK CORPORATION

                                      CONSOLIDATED BALANCE SHEETS

              ASSETS
              ------
                                                                                                March 31, 2004
                                                                                                --------------
                                                                                                  (Uaudited)
CURRENT ASSETS:
   Cash and cash equivalents ........................................................          $  2,368,261
   Certificate of deposit, restricted ...............................................               300,000
   Accounts receivable - trade, net .................................................             1,967,896
   Inventory, net ...................................................................             2,165,283
   Prepaid expenses and other .......................................................               128,421
                                                                                                ------------
       Total current assets .........................................................             6,929,861

EQUIPMENT AND FURNITURE, net ........................................................               797,522
DEFERRED FINANCING COSTS ............................................................                87,131
OTHER ASSETS ........................................................................                52,035
                                                                                                ------------
TOTAL ASSETS ........................................................................          $  7,866,549
                                                                                                ============
       LIABILITIES AND SHAREHOLDERS' EQUITY
       ------------------------------------

CURRENT LIABILITIES:
   Accounts payable .................................................................          $  2,021,113
   Accrued expenses .................................................................               231,585
   Accrued wages ....................................................................                42,962
   Line of credit ...................................................................                    --
   Accrued vacation payable .........................................................               216,658
   Obligations under capital lease ..................................................                97,999
                                                                                                ------------
       Total current liabilities ....................................................             2,610,317

NOTES PAYABLE .......................................................................                 5,000
DEBENTURES .........................................................................             3,000,000
OBLIGATIONS UNDER CAPITAL LEASES ....................................................                50,951
                                                                                                ------------
       Total liabilities ............................................................             5,666,268
SHAREHOLDERS' EQUITY:
   Preferred stock, $1.00 par value, 2,000,000 shares
       authorized and none issued and outstanding ...................................                    --
   Common stock, $.01 par value, 80,000,000 shares authorized,
       57,243,595 and 56,713,352 shares issued and outstanding at
       March 31, 2004................................................................               572,436
   Additional paid-in capital .......................................................            39,412,621
   Treasury stock ...................................................................               (12,504)
   Accumulated deficit ..............................................................           (37,772,272)
                                                                                                ------------
   Shareholders'equity ..............................................................             2,200,281
                                                                                                ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ..........................................          $  7,866,549
                                                                                                ============

                         The accompanying notes are an integral part of these financial statements.

                                                       SIMTEK CORPORATION

                                             CONSOLIDATED STATEMENTS OF OPERATIONS
                                                          (Unaudited)

                                                                                              For the quarters ended March 31,
                                                                                           -----------------------------------------
                                                                                               2004                        2003
                                                                                           ------------                -------------
NET SALES .................................................................               $  3,498,835                $  3,935,129

     Cost of  sales .......................................................                  2,429,917                   2,486,870
                                                                                           ------------                ------------
GROSS MARGIN ..............................................................                  1,068,918                   1,448,259

OPERATING EXPENSES:
     Design, research and development .....................................                  1,313,260                   1,257,641
     Administrative .......................................................                    277,954                     271,877
     Marketing ............................................................                    456,694                     424,884
                                                                                           ------------                ------------
         Total Operating expenses .........................................                  2,047,908                   1,954,402
                                                                                           ------------                ------------

LOSS FROM OPERATIONS ......................................................                   (978,990)                   (506,143)
                                                                                           ------------                ------------
OTHER INCOME (EXPENSE):
     Interest income ......................................................                      7,804                       9,626
     Interest expense .....................................................                    (61,125)                    (61,047)
     Other expense, net ...................................................                     (4,810)                       (450)
                                                                                           ------------                ------------

         Total other income (expense) .....................................                    (58,131)                    (51,871)
                                                                                           ------------                ------------

LOSS BEFORE PROVISION FOR INCOME TAXES ....................................                 (1,037,121)                   (558,014)

     Provision for income taxes ...........................................                         --                          --
                                                                                           ------------                ------------

NET LOSS ..................................................................               $ (1,037,121)               $   (558,014)
                                                                                           ============                ============
NET LOSS PER COMMON SHARE:
     Basic and diluted EPS ................................................               $       (.02)               $       (.01)
                                                                                           ============                ============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
     Basic and diluted ....................................................                 57,023,653                  54,489,217
                                                                                           ============                ============









                        The accompanying notes are an integral part of these financial statements.

                                                  SIMTEK CORPORATION

                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                      (Unaudited)

                                                                                                    Three Months Ended March 31,
                                                                                                 -----------------------------------
                                                                                                     2004                   2003
                                                                                                 ------------           ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss .......................................................................           $(1,037,121)           $  (558,014)
     Adjustments to reconcile net loss to net cash provided by
        (used in) operating activities:
           Depreciation and amortization ............................................               116,936                112,117
           Loss on disposal of assets ...............................................                13,165                     --
           Amortization of deferred financing costs .................................                 4,149                  4,149
           Net change in allowance accounts .........................................                 2,084                 15,849
           Changes in assets and liabilities:
             (Increase) decrease in:
               Accounts receivable ..................................................               (55,625)               214,921
               Inventory ............................................................              (963,716)              (173,673)
               Prepaid expenses and other ...........................................                 1,133                 40,226
             Increase (decrease) in:
               Accounts payable .....................................................               982,479                710,984
               Accrued expenses .....................................................               (69,400)               127,829
               Deferred Revenue .....................................................                    --                   (500)
                                                                                                 -----------            -----------

        Net cash provided by (used in) operating activities .........................            (1,005,916)               493,888
                                                                                                 -----------            -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of equipment and furniture ............................................               (59,359)              (153,112)
                                                                                                 -----------            -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on notes payable and lines of credit ..................................              (150,000)                    --
     Payments on capital lease obligation ...........................................               (35,856)               (32,711)
     Exercise of stock options ......................................................               187,713                  7,980
                                                                                                 -----------            -----------
        Net cash provided by (used in) financing activities .........................                 1,857                (24,731)
                                                                                                 -----------            -----------
NET INCREASE (DECREASE) IN CASH AND CASH
        EQUIVALENTS .................................................................            (1,063,418)               316,045
                                                                                                 -----------            -----------

CASH AND CASH EQUIVALENTS, beginning of period ......................................             3,431,679              3,127,732
                                                                                                 -----------            -----------
CASH AND CASH EQUIVALENTS, end of period ............................................           $ 2,368,261            $ 3,443,777
                                                                                                 ===========            ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
     Purchase of equipment through payables and capital leases ......................           $        --            $   144,160
                                                                                                 ===========            ===========



                         The accompanying notes are an integral part of these financial statements.

                               SIMTEK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SIGNIFICANT ACCOUNTING POLICIES:

     The financial statements included herein are presented in accordance with the requirements of Form 10-QSB and consequently do not include all of the disclosures normally made in the registrant's annual Form 10-KSB filing. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included the Annual Report and Form 10-KSB for Simtek Corporation ("Simtek" or the "Company") filed on March 4, 2004 for fiscal year 2003.

     In the opinion of management, the unaudited financial statements reflect all adjustments of a normal recurring nature necessary to present a fair statement of the results of operations for the respective interim periods. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

     The Company applies APB Opinion 25 and related interpretations in accounting for its stock options which are granted to its employees. Accordingly, no compensation cost has been recognized for grants of options to employees since the exercise prices were not less than the market value of the Company's common stock on the grant dates. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net loss and EPS would have been adjusted to the pro forma amounts indicated below.

                                                                      Three Months Ended March 31,
                                                                     ------------------------------
                                                                         2004               2003
                                                                     -----------       ------------
     Net loss as reported                                            $(1,037,121)      $  (558,014)
     Add: stock based compensation included in reported
       net loss                                                                -                 -
     Deduct: Stock-based compensation cost under SFAS 123               (177,186)         (132,092)
                                                                     -----------       ------------

     Pro forma net loss                                              $(1,214,307)      $  (690,106)
                                                                     ===========       ============

     Pro forma basic and diluted net loss per share:
     Pro forma shares used in the calculation of pro forma
     net loss per common share basic and diluted                      57,023,653        54,489,217

     Reported net loss per common share basic and diluted            $      (.02)         $   (.01)
     Pro forma net loss per common share basic and diluted           $      (.02)         $   (.01)


2.   LINE OF CREDIT:

     In April 2003, Simtek's line of credit automatically renewed in the amount of $250,000.


3.   CONVERTIBLE DEBENTURES:

         On July 1, 2002, the Company received $3,000,000 in a financing transaction with BFSUS Special Opportunities Trust Plc, Renaissance US Growth & Investment Trust Plc and Renaissance Capital Growth & Income Fund III, Inc.

                               SIMTEK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(collectively, "RENN Capital") pursuant to a Convertible Loan Agreement. RENN Capital is the agent for the three investment funds. One of the Company's directors, Mr. Robert Pearson, holds the position of Senior Vice President of RENN Capital. The $3,000,000 funding consists of convertible debentures with a 7-year term at a 7.5% per annum interest rate; each of the three investment funds invested $1,000,000. The holder of the debentures has the right, at any time, to convert all, or in multiples of $100,000, any part of the debenture into fully paid and nonassessable shares of the Company's common stock. The debentures are convertible into the Company's common stock at $0.312 per share, which was in excess of the market price per share on July 1, 2002. Based on the conversion rate of $0.312 per share, it would entitle each investment fund to 3,205,128 shares of the Company's outstanding common stock. Through December 31, 2003, the Company was not in compliance with two of the covenants set forth in the loan agreement. On February 27, 2004, the Company received a waiver for one of the covenants and a modification and a waiver to the loan agreement with respect to the other. The waiver and modification are effective through April 1, 2005. The Company is currently in compliance with the modified covenant and estimates that it will remain in compliance in the forthcoming year. However, significant variances in future actual operations from the Company's current estimates could result in the reclassification of this note to current liabilities.


4.   GEOGRAPHIC CONCENTRATION:

     Sales of the Company's semiconductor products by location for the three months ended March 31, 2004 and 2003 were as follows (as a percentage of semiconductor product sales only):

                                              Three months ended March 31,
                                              ----------------------------
                                               2004                 2003
                                               ----                 ----

     United States                              41%                  54%
     Europe                                     10%                  10%
     Far East                                   43%                  29%
     All others                                  6%                   7%
                                               ----                 ----
                                               100%                 100%
                                               ====                 ====


5.   BUSINESS SEGMENTS:

     The Company has two reportable segments. One segment designs and produces semiconductor devices for sale into the semiconductor market. The second segment, Q-DOT Group, Inc., which is operated as a wholly-owned subsidiary, specializes in advanced technology research and development for data acquisition, signal processing, imaging and data communications that is supported by government and commercial contracts. Although both segments are managed as part of an integrated enterprise, they are reported herein in a manner consistent with the internal reports prepared for management.

     Transactions between reportable segments are recorded at cost. Substantially all operating expenses are identified by segment. Substantially all of the Company's assets are located in the United States of America.

         Description                                     Three Months Ended
                                                         ------------------
                                                              March 31,
                                                              --------
                                                        2004            2003
                                                        ----            ----
         Net Sales:
           Semiconductor Devices                    $2,935,669      $3,424,583
           Government Contracts                        563,166         510,546
                                                    ----------      ----------

           Total                                    $3,498,835      $3,935,129
                                                    ==========      ==========

                               SIMTEK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     Net Profit (Loss):
       Semiconductor Devices                   $(1,066,984)        $ (519,689)
       Government Contracts                         29,863            (38,325)
                                               -----------         ----------

       Total                                   $(1,037,121)        $ (558,014)
                                               ===========         ==========


                                             March 31, 2004
                                             --------------
     Total Assets:
       Semiconductor Devices                   $7,210,887
       Government Contracts                       655,662
                                               ----------
       Total                                   $7,866,549
                                               ==========

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Colorado Business Corporation Act provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if (a) the person conducted himself or herself in good faith, (b) the person reasonably believed
(1) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (2) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. Such indemnification is permitted in connection with a proceeding by or in the right of the corporation only to the extent of reasonable expenses incurred in connection with the proceeding. A corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit. The Colorado Business Corporation Act further provides that a corporation, unless limited by its articles of incorporation, shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director or officer, against reasonable expenses incurred by him or her in connection with the proceeding.

     Our amended and restated articles of incorporation contain a provision that requires us to indemnify, to the fullest extent permitted under the Securities Act of 1933, as amended (the "Act"), directors and officers against all costs and expenses reasonably incurred in connection with the defense of any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other, in which such person may be involved by virtue of being or having been a director, officer or employee. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Simtek pursuant to the foregoing provisions, or otherwise, Simtek has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Commission registration fee are estimated:

     Securities and Exchange Commission registration fee.............    $   400
     Legal fees and expenses.........................................     10,000
     Accounting fees.................................................      5,000
     Miscellaneous...................................................      4,600
                                                                           -----

     Total...........................................................    $20,000
                                                                         =======

     The above expenses will be borne by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES -

     Pursuant to a Convertible Loan Agreement, dated as of June 28, 2002, we issued convertible debentures to Renaissance Capital Growth and Income Fund III, Inc., Renaissance US Growth & Income Trust, PLC and BFS US Special Opportunities Trust, PLC on July 1, 2002. We received $3,000,000 in funding. The convertible debentures have 7-year terms at a 7.5% per annum interest rate; each fund equally invested $1,000,000. The holder of the debentures has the right, at any time, to convert all, or in multiples of $100,000, any part of the debenture into shares of our common stock. The debentures are convertible into our common stock at $0.312 per share. Each purchaser of the debentures was an accredited investor. No general solicitation or advertising occurred.

     On November 7, 2003, we closed a $1,500,000 equity financing with BFSUS Special Opportunities Trust Plc, Renaissance US Growth & Investment Trust Plc and Renaissance Capital Growth & Income Fund III, Inc (collectively, "RENN Capital"). In exchange for the $1,500,000, we issued 550,661 shares of our common stock to each of the three investment funds. The purchase price was based on the average closing price of our common stock as reported on the Over-the-Counter Bulletin Board over the five trading days before closing, which average closing price was $0.908 per share. In addition to the shares of common stock, each fund received warrants to acquire 250,000 shares of our common stock. The warrants have a 5-year term with an exercise price of $1.25 per share for 125,000 shares and $1.50 per share for 125,000 shares no general solicitation or advertising occurred.

     With respect to our November 7, 2003 transaction with RENN Capital, we issued securities in reliance upon Rule 506 of Regulation D. The other issuances described above were deemed to be exempt from registration under the Act, in reliance on Section 4(2) of the Act as transactions by an issuer not involving a public offering.

ITEM 27.  EXHIBITS

All exhibits listed below are incorporated herein by reference.

     3.1       Amended and Restated Articles of Incorporation.(2)
     3.2       Amended and Restated Articles of Incorporation November 1997.(7)
     3.3       Bylaws.(2)
     4.1       1987-I Employee Restricted Stock Plan.(1)
     4.2 Form of Restricted Stock Agreement between the Company and Participating Employees.(1)
     4.3       Form of Common Stock Certificate.(3)
     4.4       Simtek Corporation 1991 Stock Option Plan.(4)
     4.5 Form of Incentive Stock Option Agreement between the Company and Eligible Employees.(4)
     4.6       1994 Non-Qualified Stock Option Plan.(5 )
     4.7       Amendment to the 1994 Non-Qualified Stock Option Plan.(6)
     4.8 Q-DOT Group, Inc. Incentive Stock Option Plan of March 1994 adopted by Simtek (15)
     4.9 Form of Q-DOT Group, Inc. Incentive Stock Option Agreement between the Company and Eligible Employees.(15)
     4.10      Amendment to the 1994 Non-Qualified Stock Option Plan.(15)
     5.1       Opinion of Holme Roberts & Owen LLP*
     10.1 Form of Non-Competition and Non-Solicitation Agreement between the Company and certain of its employees.(1)
     10.2 Form of Employee Invention and Patent Agreement between the Company and certain of its employees.(1)
     10.3 Product License Development and Support Agreement between Simtek Corporation and Zentrum Mikroelektronik Dresden GmbH dated June 1, 1994(5)
     10.4 Cooperation Agreement between Simtek Corporation and Zentrum Mikroelektronik Dresden GmbH dated September 14, 1995(6)
     10.5 Manufacturing Agreement between Chartered Semiconductor Manufacturing, PTE, LTD. and Simtek Corporation dated September 16, 1992(6)
     10.6      Employment agreement between the Simtek Corporation and Douglas
               M. Mitchell(8)
     10.7 Share Exchange Agreement dated May 9, 2000 between Simtek Corporation and Hugh N. Chapman (9)
     10.8 Share Exchange Agreement dated June 16, 2000 between Simtek Corporation and WebGear Inc. (9)
     10.9 Share Exchange Agreement dated July 31, 2000 between Simtek Corporation and Jaskarn Johal and Kashmira S. Johal (10)
     10.10 Asset Purchase Agreement between Simtek Corporation and WebGear, Inc. (11)
     10.11 Amendment to Asset Purchase Agreement between Simtek Corporation and WebGear, Inc. (12)
     10.12 Agreement and Plan of Merger among Simtek Corporation, W-DOT Group, Inc. and Q-DOT, Inc. (13)
     10.13 Employment Agreement between Simtek Corporation and Hugh N. Chapman (14)
     10.14 Technology Development, License and Product Agreement between Amkor Technology and Simtek (16)
     10.15 Manufacturing Services Agreement between Amkor Technology, Inc. and Simtek Corp (16)
     10.16 Convertible Loan Agreement between Simtek Corporation as borrower and Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth and Income Trust, PLC and BFSUS Special Opportunities Trust, PLC as lenders (17)
     10.17 7.5% $1,000,000 Convertible Debenture between Simtek Corporation and BSFSUS Special Opportunities Trust, PLC (17)
     10.18 7.5% $1,000,000 Convertible Debenture between Simtek Corporation and Renaissance Capital Growth & Income Fund III, Inc. (17)
     10.19 7.5% $1,000,000 Convertible Debenture between Simtek Corporation and Renaissance Capital US Growth & Income Trust, PLC (17)
     10.20 Borrowers Security Agreement between Simtek Corporation as borrower and Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth and Income Trust, PLC and BFSUS Special Opportunities Trust, PLC as lenders (17)
     10.21 Pledge Agreement between Simtek Corporation as borrower and Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth and Income Trust, PLC and BFSUS Special Opportunities Trust, PLC as lenders (17)

     10.22 Technology Development, License and Product Agreement between Amkor Technology and Simtek - Amended September 2002 (18)
     10.23 Assignment, dated February 21, 2003, of the Agreement(s) between Simtek Corporation and Amkor Technology, Inc.(19)
     10.24 Securities Purchase Agreement between Simtek Corporation and Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth and Income Trust, PLC and BFSUS Special Opportunities Trust, PLC(20)
     10.25     Form of $1.25 Stock Purchase Warrant(20)
     10.26     Form of $1.50 Stock Purchase Warrant(20)
     10.27 Amendment dated January 27, 2004 between Simtek Corporation and Baja Properties, LLC (Landlord) (together with amendment dated June 7, 2000 and underlying lease dated July 26, 2000) (21)
     23.1      Consent of Independent Auditor
     23.2      Consent of Holme Roberts & Owen LLP is included in Exhibit 5.1*

*    Previously filed

----------------------------
(1) Incorporated by reference to the Company's Form S-1 Registration Statement (Reg. No. 33-37874) filed with the Commission on November 19, 1990.
(2) Incorporated by reference to the Company's Amendment No.1 to Form S-1 Registration Statement (Reg. No. 33-37874) filed with the Commission on February 4, 1991.
(3) Incorporated by reference to the Company's Amendment No.2 to Form S-1 Registration Statement (Reg. No. 33-37874) filed with the Commission on March 4, 1991.
(4) Incorporated by reference to the Company's Form S-1 Registration Statement (Reg. No. 33-46225) filed with the Commission on March 6, 1992.
(5) Incorporated by reference to the Company's Annual Report on Form 10-K filed with the Commission on March 25, 1995
(6) Incorporated by reference to the Company's Annual Report on Form 10-K filed with the Commission on March 27, 1996
(7) Incorporated by reference to the Company's Annual Report on Form 10-K filed with the Commission on March 24, 1998
(8) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the Commission on March 12, 1999
(9) Incorporated by reference to the Form SB-2 Registration Statement (Reg. No. 333-40988) filed with the Commission on July 7, 2000
(10) Incorporated by reference to the Form 8-K filed with the Commission on August 14, 2000
(11) Incorporated by reference to the Form 8-K filed with the Commission on October 13, 2000
(12) Incorporated by reference to the Company's Amendment No. 2 to From SB-2 Registration Statement (Reg. No. 333-40988)
(13) Incorporated by reference to the Company's Form 8-K filed with the March 23, 2001
(14) Incorporated by reference to the Form SB-2 Registration Statement Amendment #3 (Reg. No. 333-60492) filed with the Commission on September 4, 2001
(15) Incorporated by reference to the Company's Form S-8 Registration Statement (Reg. No. 333-73794) filed with the Commission on November 20, 2001
(16) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the Commission on March 27, 2002
(17) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed with the Commission on August 13, 2002
(18) Incorporated be reference to the Company's Quarterly Report on Form 10-QSB filed with the Commission on November 8, 2002
(19) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the Commission on March 27, 2003
(20) Incorporated by reference from the Current Report on Form 8-K filed by the Company with the SEC on November 12, 2003
(21) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the Commission on March 4, 2004

ITEM 28.  UNDERTAKINGS


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (17 C.F.R. Section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned registrant hereby undertakes to, for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado on June 3, 2004.


                                        Simtek Corporation,
                                        a Colorado corporation


                                        By: /s/ Doulgas Mitchell
                                           -------------------------------------
                                            Douglas M. Mitchell
                                            Chief Executive Officer and
                                            President

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE


/s/ Douglas Mitchell
---------------------------------
Douglas M. Mitchell, Director,
Chief Executive Officer, President and Chief Financial
Officer (acting)
June 3, 2004


 *
---------------------------------
Harold Blomquist, Chairman of the Board
June 3, 2004


 *
---------------------------------
Robert Keeley, Director
June 3, 2004


 *
---------------------------------
Ronald  Sartore, Director
June 3, 2004


 *
---------------------------------
Alfred Stein, Director
June 3, 2004



/s/ Kimberley Carothers
---------------------------------
Kimberley Carothers
Controller (Principal Accounting Officer)
June 3, 2004



* By /s/Douglas M. Mitchell, Attorney in Fact